United States

Securities and Exchange Commission

Washington, D.C. 20549

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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Tredegar Corporation
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1100 Boulders Parkway │ North Chesterfield, Virginia 23225

Annual Meeting of Shareholders

March 23, 2023

To Our Shareholders:

We welcome you to join us at our 2023 Annual Meeting of Shareholders to be held virtually on Thursday, May 4, 2023, at 9:00 a.m., EDT. This proxy statement provides more information regarding the virtual-only meeting and the business we will conduct at the annual meeting.

Shareholders will be able attend and participate in the virtual meeting, including voting their shares and asking questions from any remote location with Internet connectivity. Information on how to participate in this year’s annual virtual meeting can be found on page 1 of this proxy statement. At this year’s meeting, you are being asked to consider and act upon each of the following items:

1.	to elect the seven directors identified in the proxy statement;

2.	to conduct a non-binding advisory vote on the compensation of our named executive officers;

3.	to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023; and

4.	to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

We are using the Securities and Exchange Commission rule for Notice and Access that allows companies to furnish proxy materials to their shareholders over the Internet. You are therefore receiving a Notice of Internet Availability of Proxy Materials rather than a paper copy of our proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2022. The Notice of Internet Availability explains how to access the proxy materials online, vote online and obtain a paper copy of our proxy materials, if desired.

On behalf of the Board of Directors, management and employees of Tredegar Corporation, I thank you for your continued support and confidence in our company.

Sincerely yours,

Gregory A. Pratt
Chairman of the Board

NOTICE OF 2023 VIRTUAL ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

March 23, 2023

Dear Shareholders:

The Board of Directors of Tredegar Corporation cordially invites you to attend the 2023 Annual Meeting of Shareholders. At the annual meeting, you will be asked:

1.    To elect the seven directors identified in this proxy statement;

2.    To conduct a non-binding advisory vote on the compensation of our named executive officers;

3.    To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023; and

4.    To transact any other business as may properly come before the annual meeting or any adjournments or postponements of the annual meeting.

Record Date: March 10, 2023

For additional information about how to attend our annual meeting, see “Instructions for the Virtual Annual Meeting” on page 1 of this proxy statement.

By Order of the Board of Directors,

Kevin C. Donnelly

Vice President, General Counsel and Secretary

Tredegar Corporation

1100 Boulders Parkway

North Chesterfield, VA 23225

MEETING INFORMATION

Date:    Thursday, May 4, 2023

Time:    9:00 a.m., EDT

 Place:   There is no physical location for our 2023 Annual Meeting of Shareholders. Instead, shareholders may attend virtually via live webcast at www.viewproxy.com/tredegar/2023/vm

HOW TO ACCESS THE

PROXY MATERIALS ONLINE

Important Notice Regarding the Availability of the Proxy Materials for the 2023 Annual Meeting of Shareholders to Be Held on May 4, 2023:

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and this proxy statement are available at www.viewproxy.com/tredegar/2023.

YOUR VOTE IS IMPORTANT

Please promptly submit your vote by Internet, by telephone, or by signing, dating and returning your proxy card or voting instruction form in the postage-paid envelope provided (if you received a printed copy of the proxy materials) so that your shares will be represented at the meeting.

We are first providing the Notice of Internet Availability of Proxy Materials to our shareholders on or about March 23, 2023.

PROXY STATEMENT

for

ANNUAL MEETING OF SHAREHOLDERS

TREDEGAR CORPORATION

INSTRUCTIONS FOR THE VIRTUAL ANNUAL MEETING

Our annual meeting will be a completely virtual meeting conducted via live Internet webcast. There will not be a physical meeting location. Shareholders will have the same rights and opportunities to participate in our virtual meeting as they would at an in-person meeting.

The annual meeting will convene promptly at 9:00 a.m., EDT, on Thursday, May 4, 2023. We encourage you to access the virtual platform prior to the start time to familiarize yourself with the virtual platform and ensure that you can hear the streaming audio. You may begin to log in to the virtual platform beginning at 8:45 a.m., EDT, on May 4, 2023.

In order to participate in the 2023 annual meeting live via the Internet, you must register prior to the meeting at www.viewproxy.com/tredegar/2023 by 11:59 p.m., EDT, on Wednesday, May 3, 2023.

●	If you are a registered holder, you must register using the virtual control number included on your Notice of Internet Availability of Proxy Materials or your proxy card (if you received a printed copy of the proxy materials).

●	If you hold your shares beneficially through a brokerage firm, you must provide a legal proxy from your brokerage firm during registration and you will be assigned a virtual control number in order to vote your shares during the 2023 annual meeting. If you are unable to obtain a legal proxy to vote your shares, you will still be able to attend the 2023 annual meeting (but will not be able to vote your shares or ask questions) so long as you demonstrate proof of stock ownership.

On the day of the annual meeting, if you have properly registered per the instructions above, you may enter the annual meeting by logging in to www.viewproxy.com/tredegar/2023/vm using the password you received via email in your registration confirmation. If you encounter any difficulties accessing the annual meeting live audio webcast during the meeting time, please email VirtualMeeting@viewproxy.com or you can call 1-866-612-8937.

If you do not register, you may still listen to the annual meeting by logging on to www.viewproxy.com/tredegar/2023/vm, which will provide a dial-in number and access code.

We encourage you to vote in advance by Internet, telephone or mail (if you received a printed copy of the proxy statement) so that your vote will be counted even if you later decide not to attend the virtual annual meeting.

Shareholders attending and participating in the annual meeting can submit text questions at any time during the meeting by typing the questions into the Questions/Chat pane of the control panel. Pertinent questions will be answered during the Q&A session at the end of the meeting, subject to time constraints described in the rules of conduct for the meeting, which will be posted to the virtual meeting platform on the day of the meeting. Only registered holders and beneficial holders who have obtained a legal proxy from their brokerage firm and properly registered for and logged in to the annual meeting, as described above, will be permitted to submit questions during the 2023 annual meeting.

A replay of the meeting, as well as any questions pertinent to meeting matters and management’s answers, will be made publicly available on our website at www.tredegar.com promptly after the virtual annual meeting.

PROXY SUMMARY

This summary contains highlights about Tredegar Corporation (Tredegar, we, our or us) and the 2023 annual meeting of our shareholders (the annual meeting or the 2023 annual meeting). This summary does not contain all of the information that you should consider in advance of the annual meeting, and we encourage you to read the proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (2022 Form 10-K) carefully before voting.

Voting Matters

Proposal	Board Vote Recommendation	Page Number
Proposal 1: Election of Directors	FOR each director nominee	7
Proposal 2: Approval, on an advisory basis, of the compensation of our named executive officers	FOR	51
Proposal 3: Ratification of the appointment of KPMG LLP for the fiscal year ending December 31, 2023	FOR	56

Governance Highlights

We have a history of strong corporate governance. We believe good governance is critical to achieving long-term shareholder value. We are committed to governance practices and policies that serve the long-term interests of Tredegar and our shareholders. The following table summarizes certain highlights of our corporate governance practices and policies:

●     Annual election of directors

●     Separate Chief Executive Officer (CEO) and Chairman of the Board

●     Majority of director nominees are independent

●     Independent Lead Director when Chairman of the Board is not independent

●     Annual Board and committee evaluations and self-assessments

●     Robust stock ownership guidelines for directors and executive management

●     Active shareholder engagement

●     Regular executive sessions, where independent directors meet without management present

●     Board takes active role in Board succession planning and is committed to Board refreshment

●     Active Board oversight of strategy, risk management and environmental, social and governance (ESG) initiatives

●     Well-established Board strategic and risk oversight function

●     Annual shareholder advisory vote on executive compensation

Director Nominee Tenure and Diversity

We have a diverse, highly credentialed, and experienced Board of Directors (Board). Our directors contribute a variety of qualifications, backgrounds, skills, and experiences, creating a well-rounded Board that is well positioned to effectively oversee our business and promote the interests of our shareholders.

Skills, Qualifications and Experience
Director	Age	Director Since	Senior Leadership	Public Company Board	Industry Experience	Corporate Governance	Risk Management	International	Financial
G. Freeman	59	2011	●	●	●	●	●	●	●
K. Newsome	63	2014	●	●	●	●		●	●
G. Pratt	74	2014	●	●	●	●	●	●	●
T. Snead	69	2013	●	●		●	●		●
J. Steitz	64	2017	●	●	●	●	●	●	●
C. Tack	67	2014				●		●	●
A. Waleski	56	2018	●	●		●	●	●	●

VOTING INFORMATION

The Board is soliciting your proxy for the annual meeting to be held on Thursday, May 4, 2023. This proxy statement contains information about the items you will be voting on at the annual meeting.

Who may vote?

You may vote if you owned shares of Tredegar common stock on March 10, 2023, the date the Board established for determining shareholders entitled to vote at the annual meeting. On that date, there were 34,016,689 outstanding shares of Tredegar common stock. You are entitled to one vote for each share of Tredegar common stock you own.

What are the proposals shareholders will be voting on at the annual meeting?

You will be voting on the following items:

1.	to elect the seven directors identified in the proxy statement to serve until the 2024 annual meeting of shareholders and until their successors are elected and qualified;

2.	to conduct a non-binding advisory vote on the compensation of our named executive officers;

3.	to ratify the appointment of KPMG LLP (KPMG) as our independent registered public accounting firm for the fiscal year ending December 31, 2023; and

4.	to transact any other business as may properly come before the annual meeting or any adjournments or postponements of the annual meeting.

How do I vote my shares?

You may vote your shares as follows:

●	If your shares of Tredegar common stock are registered directly in your name with Computershare, our transfer agent:

●	You may vote via the Internet by accessing the web page www.viewproxy.com/tredegar/2023 and following the on-screen instructions.

●	You may vote by telephone by calling toll-free 1-866-804-9616 and following the instructions.

●	If you request a printed copy of the proxy materials, you may vote by mail by completing, signing, dating and returning the proxy card in the self-addressed, stamped envelope provided therewith.

●	While we strongly encourage you to vote your shares prior to our annual meeting, you may also vote your shares during the annual meeting by following the instructions provided on page 1 of this proxy statement.

●	If your shares of Tredegar common stock are held in street name with a brokerage firm, you may vote by completing, signing, dating and returning the voting instruction form provided by your broker. You may also be able to vote by telephone or via the Internet if your broker makes these methods available. Please see the voting instruction form provided by your broker. Additionally, you may vote your shares during the annual meeting by following the instructions provided on page 1 of this proxy statement.

Even if you plan to attend the annual meeting, we strongly encourage you to vote your shares via the Internet, by telephone or by mail, as described above, prior to the annual meeting.

What constitutes a quorum for the annual meeting?

A quorum is a majority of the outstanding shares of Tredegar common stock present in person or represented by proxy at the annual meeting. Abstentions and shares held of record by a broker or its nominee that are voted on any matter at the annual meeting are included in determining the number of shares present. Shares held of record by a broker or its nominee that are not voted on any matter at the annual meeting will not be included in determining whether a quorum is present. A quorum is necessary to conduct business at the annual meeting.

Will my shares be voted if I do not return my proxy?

If you are a Tredegar shareholder whose stock is registered directly in your name with Computershare and you do not (1) provide your voting instructions pursuant to the Internet voting option, (2) provide your voting instructions pursuant to the telephone voting option, (3) request a printed copy of the proxy materials and return your signed proxy card or (4) attend the annual meeting and vote during the meeting, your shares will not be represented at the meeting, will not count toward the quorum requirement and will not be voted.

If you are a Tredegar shareholder whose stock is held in street name with a brokerage firm, your broker may or may not vote your shares in its discretion if you have not provided voting instructions to the broker. Whether the broker may vote your shares depends on the proposals before the meeting. Under the rules of the New York Stock Exchange (NYSE), your broker may vote your shares in its discretion on “routine matters.”

The rules of the NYSE, however, do not permit your broker to vote your shares on proposals that are not considered “routine.” When a proposal is not a routine matter and your broker has not received your voting instructions with respect to that proposal, your broker cannot vote your shares on that proposal. This is called a “broker non-vote.” Under the rules of the NYSE, the election of directors (Proposal 1) and the non-binding advisory vote on the compensation of our named executive officers (Proposal 2) are considered non-routine matters. In order to avoid a broker non-vote of your shares on these proposals, you must send voting instructions to your broker.

Can I change or revoke my vote?

You may change or revoke your proxy at any time before it is voted at the annual meeting. You can change or revoke your proxy by (1) providing later-dated voting instructions pursuant to the Internet or telephone voting options, (2) delivering another later-dated proxy, if you request a printed copy of the proxy materials, (3) voting during the annual meeting or (4) notifying Tredegar’s Corporate Secretary in writing that you want to change or revoke your proxy. Attendance at the annual meeting will not by itself change or revoke a proxy. If your shares of Tredegar common stock are held in street name with a brokerage firm, you should follow the instructions provided by your broker to change or revoke your voting instructions.

What happens if I do not specify a choice when returning a proxy?

You should specify your choice for each matter when returning your proxy via the Internet, by telephone or the proxy card, if you request a printed copy of the proxy materials. If you indicate when returning your proxy over the Internet or by telephone that you wish to vote as recommended by the Board, or if you return a signed proxy card without giving specific voting instructions, then the individuals designated as proxyholders will vote your shares in the manner recommended by the Board as disclosed in this proxy statement. As to any other business that may properly come before the annual meeting, the individuals designated as proxyholders will vote your shares in the manner recommended by the Board or otherwise in the proxyholders’ discretion.

Who pays for the solicitation of proxies?

We will pay the cost of soliciting proxies and may use employees to solicit proxies by mail, in person or by telephone. We have engaged Alliance Advisors, LLC (Alliance) to solicit proxies from brokers, nominees, fiduciaries and other custodians. We will pay Alliance $9,000 for its services and will reimburse Alliance for its out-of-pocket expenses, including mailing, copying, phone calls and faxes and other expenses and will indemnify Alliance against any losses arising out of that firm’s proxy soliciting services on our behalf.

How do I communicate with the Board of Directors?

Shareholders can communicate in writing with the Board, any Board Committee or any individual director, including the Chairman of the Board, by either mailing communications c/o Tredegar Corporation, 1100 Boulders Parkway, North Chesterfield, Virginia, 23225, Attention: Corporate Secretary, or by sending an email to the following address: directors@tredegar.com. We will forward communications to the intended recipient(s), although we screen mail for security purposes.

Where can I find Tredegar’s corporate governance materials?

Our Governance Guidelines, Code of Conduct and the charters of our Audit Committee, Executive Compensation Committee and Nominating and Governance Committee are available on our website at www.tredegar.com by selecting “Corporate Governance” under “Investors.” Information on, or that can be accessed through, our website is not, and shall not be deemed to be, a part of this proxy statement or incorporated into other filings we make with the SEC.

How may I obtain Tredegar’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and other financial information?

Our 2022 Annual Report, which includes the 2022 Form 10-K, was made available with this proxy statement.

Shareholders may request copies of the 2022 Form 10-K (including the financial statements and financial statement schedules), without charge, from our Investor Relations Department at Tredegar Corporation, 1100 Boulders Parkway, North Chesterfield, Virginia, 23225, by calling 1-855-330-1001, or by submitting a request on the “Information Requests” page of the “Investors” section of the Tredegar website (www.tredegar.com). We will deliver a list of exhibits to the 2022 Form 10-K, showing the cost of each, with the copy of the 2022 Form 10-K. We will provide any of the exhibits upon payment of the charge noted on the list. Exhibits to the 2022 Form 10-K are also available on the SEC’s website at www.sec.gov.

PROPOSAL 1: ELECTION OF DIRECTORS

In accordance with Tredegar’s Amended and Restated Articles of Incorporation, as amended, all directors are elected for one-year terms expiring at the next succeeding annual meeting of shareholders. Each nominee has agreed to serve if elected. If any nominee is not able to serve, the Board may designate a substitute or reduce the number of directors serving on the Board. The Board has no reason to believe that any of the nominees will be unable to serve.

Vote Required and Board Recommendation

Directors will be elected by a majority of the votes cast. A majority of the votes cast means that the number of votes “FOR” a nominee must exceed the number of votes “AGAINST” that nominee. Abstentions and broker non-votes will have no effect on the outcome.

Any director who receives a greater number of votes “AGAINST” his or her election than votes “FOR” such election will promptly tender his or her resignation to the Board in accordance with Tredegar’s Governance Guidelines. Our Nominating and Governance Committee will consider the tendered resignation and recommend to the Board whether to accept or reject the tendered resignation. The full Board will consider all factors it deems relevant to the best interests of Tredegar, make a determination, publicly disclose its decision and, if such resignation is rejected, the rationale behind the decision, within 90 days after certification of the election results.

The Board recommends that you vote “FOR” each of the nominees.

TREDEGAR’S BOARD OF DIRECTORS

Biographical and professional information, including information regarding each nominee’s specific experience, qualifications, attributes or skills that led to the conclusion that the individual should serve as a Tredegar director, follows:

George C. Freeman, III Age: 59 Director since 2011

Chief Executive Officer of Universal Corporation, an international leaf tobacco merchant (Universal), since April 1, 2008, Chairman of Universal since August 5, 2008, and President of Universal since December 12, 2006.

Other directorship: Universal Corporation.

The Board has concluded that Mr. Freeman should serve as a director based on his strong executive management and leadership skills, his financial expertise and his extensive knowledge of international business, risk oversight and corporate governance.

Kenneth R. Newsome Age: 63 Director since 2014

President and Chief Executive Officer of Markel Food Group, a food processing and manufacturing company, since February 2014, having served previously as President and Chief Executive Officer of AMF Bakery Systems, Inc., a leading manufacturer of high-speed industrial baking equipment, since 1996.

The Board has concluded that Mr. Newsome should serve as a director based on his manufacturing expertise and significant leadership and management skills acquired as the chief executive of a global manufacturing company.

Gregory A. Pratt Age: 74 Director since 2014

Chairman of the Board of Tredegar since January 2023, having served previously as Lead Director since 2016. Mr. Pratt retired in 2020 from his position as Chairman of the Board of Carpenter Technology Corporation, a manufacturer and distributor of cast/wrought and powder metal stainless steels and specialty alloys (Carpenter), having served previously as Executive Chairman of Carpenter from July 2015 until November 2015 and as Executive Chairman, Chief Executive Officer and President of Carpenter from November 2014 until July 2015. Mr. Pratt served as Capital Area Chapter Chairman of the National Association of Corporate Directors, a non-profit organization focused on improving boardroom governance, from 2007 until 2019.

Other directorships: Anterix Inc., a wireless communications company focused on commercializing spectrum assets, since June 2020; and Carpenter (from November 2009 until his retirement in 2020).

Our Nominating and Governance Committee and the Board have separately determined that Mr. Pratt’s continued service on the Board past age 72 is in the best interests of Tredegar.

The Board has concluded that Mr. Pratt should serve as a director based on his financial and manufacturing expertise and leadership and management skills acquired as the chief executive of a large public company. In addition, he brings public company board experience gained from his service on other public company boards.

Thomas G. Snead, Jr. Age: 69 Director since 2013

Retired, having served previously as President of Anthem, Inc., Southeast Region, a managed care and health insurance company, from December 2002 until his retirement in January 2006.

Other directorships: Atlantic Union Bankshares Corporation (formerly Union Bankshares Corporation), a Virginia financial and bank holding company since January 2018; and Xenith Bankshares, Inc. (from May 2013 until its merger with Union Bankshares Corporation in January 2018).

The Board has concluded that Mr. Snead should serve as a director based on his significant executive, financial and operations experience at a complex and highly regulated public company. His extensive background in corporate strategy, finance, accounting and operations allows Mr. Snead to provide valuable insight. In addition, he brings public company board experience gained from his service on other public company boards.

John M. Steitz Age: 64 Director since 2017

President and Chief Executive Officer of Tredegar since March 2019, having served previously as President and Chief Executive Officer of Addivant Corporation, a leading global supplier of antioxidants, intermediates, inhibitors, modifiers, UV stabilizers and other additives to the plastic and rubber industries, from March 2015 until January 2019, and as President and Chief Operating Officer of PQ Corporation, a leading worldwide producer of specialty inorganic performance chemicals and catalysts, from October 2013 until March 2015.

Other directorship: Innophos Holdings, Inc., a producer of specialty grade phosphate products for the food, pharmaceutical and industrial market segments (from 2008 until its acquisition by One Rock Capital Partners in February 2020).

The Board has concluded that Mr. Steitz should serve as a director based on his knowledge of Tredegar and our businesses, his extensive operational background in the chemical industry and his broad global commercial experience. In addition, Mr. Steitz brings public company experience from both a senior management and board member perspective.

Carl E. Tack, III Age: 67 Director since 2014

Adjunct Professor, Finance, Mason School of Business, College of William and Mary (W&M), since February 2022, having served previously as Visiting Lecturer and Co-Director of the Boehly Center for Excellence in Finance, W&M, from August 2015 until May 2021, Adjunct Professor, W&M, from July 2013 until August 2015, as Managing Partner, Delta Partners Group, from December 2010 until May 2012, Lecturer at Imperial College London from January 2010 until May 2010, Executive in Residence and Lecturer, London Business School, from January 2010 until June 2011, and Managing Director, Deutsche Bank, from June 1996 until April 2009.

The Board has concluded that Mr. Tack should serve as a director based on his significant corporate finance and corporate strategy expertise acquired through his 24 years of experience as an investment banker working with companies engaged in a variety of industries and global markets.

Anne G. Waleski Age: 56 Director since 2018

Retired, having served previously as Executive Vice President of Markel Corporation, a global holding company for insurance, reinsurance, and investment operations around the world (Markel), from 2018 until June 2019, as Chief Financial Officer and Executive Vice President of Markel from 2010 to 2018, Treasurer of Markel from 2003 to 2010, and various other finance positions at Markel from 1993 to 2003.

Other directorships: Liberty Mutual Holding Company, Inc., a global property and casualty insurer, since November 2021; Enact Holdings, Inc., a private mortgage insurance provider, since September 2021; and ProSight Global, Inc., a specialty insurance company (from June 2020 until its acquisition by TowerBrook Capital Partners in August 2021).

The Board has concluded that Ms. Waleski should serve as a director based on her financial expertise and understanding of risk management at a large, highly regulated public company.

On the recommendation of our Nominating and Governance Committee, the Board has affirmatively determined that the following director nominees are independent, as that term is defined under the general independence standards of the NYSE listing standards and our Governance Guidelines: Messrs. George C. Freeman, III, Kenneth R. Newsome, Gregory A. Pratt, Thomas G. Snead, Jr., and Carl E. Tack, III, and Ms. Anne G. Waleski.

The Board has adopted, as part of our Governance Guidelines, categorical standards to assist it in making these independence determinations. All of the nominees identified as “independent” in this proxy statement meet these categorical standards, which are available on our website at www.tredegar.com by selecting “Corporate Governance” under “Investors.”

BOARD MEETINGS, MEETINGS OF INDEPENDENT DIRECTORS AND BOARD COMMITTEES

The Board held eight meetings in 2022. Each director attended at least 91% of the total number of Board meetings and the total number of meetings of all committees of the Board on which the director then served during 2022.

The independent directors of the Board meet regularly in private session at Board meetings. The Chairman of the Board chairs the meetings of independent directors. During these meetings, the Chairman of the Board has the power to lead the meeting and set the agenda, but all independent directors are encouraged to, and do, suggest topics for discussion and identify materials and other information for review.

Shareholders and other interested persons may contact the independent directors (individually or as a group), or the Chairman (individually) in writing through one of the means described under “Voting Information –How do I communicate with the Board of Directors?” on page 6 of this proxy statement.

Board Committees

The Board has an Audit Committee, an Executive Compensation Committee and a Nominating and Governance Committee. The Board may also establish other committees from time to time as it deems necessary. Committee members and committee chairs are appointed by the Board. Our Audit Committee, Executive Compensation Committee, and Nominating and Governance Committee each operates under a charter approved by the Board. Those committee charters are available on our website. See “Voting Information – Where can I find Tredegar’s corporate governance materials?” on page 6 of this proxy statement. Each of those committees periodically reviews its respective committee charter and, if appropriate, recommends revisions thereto to the Board.

The members of these committees as of March 10, 2023, are identified in the following table. This table also provides an overview of the principal functions and other information for each of our Audit Committee, Executive Compensation Committee and Nominating and Governance Committee. We recommend that shareholders review the charters for each of our Audit Committee, Executive Compensation Committee, and Nominating and Governance Committee for a full description of the respective committee’s responsibilities.

Committee	Principal Functions
AUDIT COMMITTEE Thomas G. Snead, Jr., Chair Gregory A. Pratt Carl E. Tack, III Anne G. Waleski Meetings in 2022: 5

●     Reviews and oversees financial reporting, policies, procedures and internal controls

●     Retains and oversees activities of our independent registered public accounting firm

●     Oversees the internal audit function

●     Oversees our major financial risk exposures, including cybersecurity risks and risks we may face as a result of climate change-related matters

●     Oversees legal and regulatory compliance and adherence to our Code of Conduct

●     Reviews and approves, if appropriate, related person transactions

●     Receives from and discusses with our independent registered public accounting firm written disclosures as to independence

●     Prepares the Audit Committee report for inclusion in the annual proxy statement

●     Establishes procedures for complaints received regarding our accounting, internal accounting controls and auditing matters

Upon the recommendation of our Nominating and Governance Committee, the Board has determined that each member of our Audit Committee is independent of management and free of any relationships that, in the opinion of the Board, would interfere with the exercise of independent judgment and is independent, as defined under the enhanced independence standards for audit committee members in the Securities Exchange Act of 1934, as amended (the Exchange Act), and rules thereunder, as incorporated into the listing standards of the NYSE, and in accordance with the Audit Committee Charter and our Governance Guidelines.

The Board has determined that Messrs. Gregory A. Pratt and Thomas G. Snead, Jr., and Ms. Anne G. Waleski are “audit committee financial experts,” as that term is defined in the rules promulgated by the SEC under the Sarbanes-Oxley Act of 2002. The Board has further determined that each member of our Audit Committee is financially literate and that, as required by the NYSE listing standards, each member of our Audit Committee has accounting or related financial management expertise, as such terms are interpreted by the Board in its business judgment.

Committee	Principal Functions
EXECUTIVE COMPENSATION COMMITTEE George C. Freeman, III, Chair Kenneth R. Newsome Carl E. Tack, III Anne G. Waleski Meetings in 2022: 3

●     Approves corporate goals and objectives relevant to CEO compensation and to evaluate our CEO’s performance in light of those goals and objectives

●     Determines and approves CEO compensation, including base salary, long-term equity compensation and incentive awards

●     Approves the salaries and incentive awards of other executive officers

●     Grants awards under our equity incentive plan

●     Reviews compensation programs to confirm they do not encourage unnecessary risk-taking

●     Retains compensation consultants, legal counsel and any other advisors to the Executive Compensation Committee

●     Reviews and recommends for approval by the Board our approach with respect to the advisory vote on executive compensation (say-on-pay) and how frequently we should permit shareholders to have a say-on-pay vote

●     Reviews and discusses with our management the Compensation Discussion and Analysis and, based on such review and discussion, determines whether to recommend to the Board that the Compensation Discussion and Analysis be included in the annual proxy statement

●     Prepares the Executive Compensation Committee report for inclusion in the annual proxy statement

All of the members of our Executive Compensation Committee are “non-employee directors” (within the meaning of Rule 16b-3 of the Exchange Act) and independent, as defined under the independence standards of the NYSE listing standards and our Governance Guidelines.

No member of our Executive Compensation Committee was at any time an officer or employee of Tredegar. None of our executive officers serves as a director or member of a compensation committee (or other committee of a board performing equivalent functions) of another entity where an executive officer of such entity served as a director of Tredegar or on our Executive Compensation Committee.

Committee	Principal Functions
NOMINATING AND GOVERNANCE COMMITTEE Gregory A. Pratt, Chair George C. Freeman, III Carl E. Tack, III Meetings in 2022: 4

●     Reviews the size and composition of the Board

●     Ensures a balance of appropriate skills and characteristics on the Board

●     Develops criteria for director nominees

●     Recruits new directors

●     Considers director nominees recommended by shareholders and others and recommends nominees for election as directors, all in accordance with the director selection criteria

●     Approves compensation of directors, including the compensation of our Chairman and any Vice Chairman (except for a director who is also our CEO, whose compensation is determined solely by our Executive Compensation Committee)

●     Reviews our Code of Conduct, Governance Guidelines and other governance matters, and ensures policies are properly communicated and consistently enforced

●     Makes recommendations regarding composition of the Board committees

●     Recommends actions to increase the Board’s effectiveness

All members of our Nominating and Governance Committee are independent, as defined under the general independence standards of the NYSE listing standards and our Governance Guidelines.

CORPORATE GOVERNANCE AND RISK OVERSIGHT

CEO Succession Planning

Succession planning and talent development are important at all levels within Tredegar. CEO succession planning is a key responsibility of the Board. Each year, the Board completes a succession planning review process for the CEO. The Board also reviews senior management succession in the ordinary course of business as well as contingency planning in the event of an emergency or unanticipated event.

Board of Directors; Board Leadership Structure

The Board is currently composed of seven directors, six of whom the Board has affirmatively determined are independent under the general independence standards of the NYSE and our Governance Guidelines. The primary mission of the Board is to represent and protect the interests of our shareholders by overseeing management and acting in the best interests of Tredegar and our shareholders.

As provided in our Governance Guidelines, the Board has a non-management Chairman whose duties and responsibilities are separate and distinct from those of our CEO. Following the retirement of John D. Gottwald as our Chairman of the Board and as a member of the Board effective January 6, 2023, Gregory A. Pratt, our former independent Lead Director, was appointed to serve as Chairman of the Board. Accordingly, our Chairman is now also an independent director. We believe that the separation of the Chairman and CEO roles is appropriate and in the best interests of Tredegar and our shareholders at this time. We believe the separation of the independent Chairman and the CEO roles, and our Audit Committee, our Executive Compensation Committee and our Nominating and Governance Committee, which are comprised entirely of independent directors, helps provide effective oversight of management and facilitates the relationship between the Board and management in overseeing and managing the material risks we face.

Our Governance Guidelines allow that when our Chairman is not an independent director, we also have an independent Lead Director. The responsibilities of a Lead Director are to preside over executive sessions of the independent directors, which occur at each regularly scheduled Board meeting, and all meetings at which the Chairman is not present; call meetings of the independent directors as he deems necessary; serve as a liaison between the Chairman and the independent directors; and be available for consultation and communication if requested by major shareholders.

Risk Management

Management is responsible for the day-to-day management of the risks we face, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. Management regularly reports to the Board on operating and other risks. In addition, the Board annually receives and reviews management’s formal enterprise risk management report that identifies our principal risks and appropriate risk mitigation strategies as well as separate reports on key cybersecurity risks.

While the Board is ultimately responsible for risk oversight at Tredegar, various Board committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. Our Audit Committee assists the Board in discharging its oversight responsibilities relating to the accounting, reporting and financial practices of Tredegar and our subsidiaries and also assists the Board in overseeing our internal auditing and compliance functions. Our Audit Committee is responsible for overseeing and discussing with management our major financial risk exposures and the steps management has taken to monitor and control such exposures. Our Audit Committee also includes climate change-related risks and cybersecurity risks within its oversight function. See “Oversight of Climate Change Risk” and “Oversight of Data and Cybersecurity Risk” below. Our Nominating and Governance Committee oversees risks associated with our Governance Guidelines, including compliance with listing standards for independent directors. Our Executive Compensation Committee oversees risks associated with our executive and other employee compensation programs.

Oversight of Climate Change Risk

Our Audit Committee is responsible for assessing climate change-related risks. Our climate change risk approach aligns with the framework and standards published by the Sustainability Accounting Standards Board and Task Force on Climate-related Financial Disclosures. Our assessment of these risks can be found in the Climate Change Risk document on our website at www.tredegar.com by selecting “Our Commitment.” The Board has delegated oversight of climate change risks to our Audit Committee, which receives annual updates on the principal climate change risks that we face and the ongoing progress in mitigating these risks and reports to the Board on these matters. In addition, the Board receives annual enterprise risk assessments, including as to climate change risks, and annual, or more often, climate change system updates.

Oversight of Data and Cybersecurity Risk

We recognize the increasing significance that cybersecurity has to our operations and the success of our business. We also recognize the need to continually assess cybersecurity risk and evolve our response in the face of a rapidly and ever-changing environment. We believe that our principal cybersecurity risks are threats to our manufacturing production process, order processing, recordkeeping and other internal functions, and to the disclosure of our proprietary know-how. We have attempted to design our cybersecurity protections accordingly.  Tredegar maintains an active cross-company, cross-discipline internal Global Data Protection and Cybersecurity Oversight Team that meets on a regular basis to identify information security risks and appropriate risk mitigation strategies.  The Board has delegated oversight of cybersecurity risks to our Audit Committee, which receives quarterly updates on the principal cybersecurity risks that we face and the ongoing progress in mitigating these risks and regularly reports to the Board on these matters. In addition, the Board receives annual enterprise risk assessments, including as to cybersecurity risks, and annual, or more often, cybersecurity system updates.

Our Broader Commitments; Diversity; Political Contributions

We are committed to our employees, customers, investors and suppliers; to complying with the laws and regulations of the three countries where our facilities are located; to providing a positive, healthy and safe work environment for our employees; and to good stewardship of the environment. These commitments are reflected in our Code of Conduct and are available on our website at www.tredegar.com by selecting “Our Commitment.”

We embrace diversity in all respects, including gender. We currently have one woman serving on the Board. We have had a female Board member in 22 out of the last 34 years and had a female CEO from 2010 to 2015. The gender diversity of the Board and executive team, and the overall diversity of our management, has been historically strong. Additional information about our commitment to our employees can be found on our website at www.tredegar.com by selecting “To Our Employees” under “Our Commitment.”

We have a long-standing practice of not making political contributions.

Code of Conduct

Our Code of Conduct applies to our officers, employees and directors, including our CEO, our Chief Financial Officer and our Principal Accounting Officer and Controller. We conduct our business in accordance with the highest standards of conduct. Full compliance with the letter and spirit of the laws applicable to our businesses is fundamental to us. Equally important are honesty, integrity and fairness in our business operations and in our dealings with others. Diligently applying these standards makes good business sense and allows us to earn the trust and respect of our shareholders, employees, customers, suppliers, regulators and the communities in which we operate. We have provided employees, customers and suppliers with a number of avenues for the reporting of ethics violations or similar concerns, including an anonymous telephone hotline provided by a third-party vendor. Our Code of Conduct reflects the foregoing principles. Our Code of Conduct is available on our website at www.tredegar.com by selecting “Corporate Governance” under “Investors.”

Governance Guidelines

The Board has adopted Governance Guidelines that reflect our governance principles and our long-standing commitment to maintaining high corporate governance standards. These guidelines provide for a uniquely transparent flow of information between management and the Board in order to empower the Board in its decision-making process and include an express charge to the Board to represent the interests of shareholders in maintaining the success of Tredegar’s businesses and the creation of long-term shareholder value. The Governance Guidelines also mandate an annual employee survey, the results of which are presented to the Board. These guidelines are reviewed annually by our Nominating and Governance Committee and the Board. Our Governance Guidelines are available on our website at www.tredegar.com by selecting “Corporate Governance” under “Investors.”

Stock Hedging and Pledging Policies

Our Governance Guidelines bar our directors and executive officers from owning financial instruments or participating in investment strategies that hedge the economic risk of owning our stock. We also prohibit executive officers and directors from pledging our securities as collateral for loans (including margin loans) without the prior approval of our Nominating and Governance Committee.

Director Attendance at Annual Meeting of Shareholders

Our policy is that directors attend the annual meeting of shareholders. All of our directors attended the 2022 annual meeting.

Board Evaluation

The Board and the Board committees carefully evaluate their own effectiveness each year. The formal self-evaluation may be in the form of a written or oral questionnaire, administered in recent years by the General Counsel’s office or third parties. The evaluation is comprised of questions designed to elicit information to be used in improving Board and committee effectiveness. Director feedback solicited from the formal self-evaluation is discussed during applicable Board and committee meetings, and the Board self-evaluation is further reviewed by our Nominating and Governance Committee.  In response to feedback from the evaluation process, the Board and its committees work with management to take concrete steps to improve policies, performance and procedures to further the effectiveness of the Board and its committees.  Our Nominating and Governance Committee also follows up on comments from the Board evaluation process so that issues raised in the evaluation process are addressed by the Board. The Board evaluation includes a skills matrix to help our Nominating and Governance Committee better identify potential skills or attribute gaps in the current Board, especially when considering potential future Board members.

COMPENSATION OF DIRECTORS

Components of Director Compensation

Our Nominating and Governance Committee determines and approves non-employee director compensation. Our CEO, whose compensation is determined solely by our Executive Compensation Committee, receives no additional compensation for service as a director. For 2022, non-employee directors received the following annual retainers, payable in equal quarterly installments in arrears, for their service on the Board and its committees:

Non-Employee Director – Cash	$60,000
Non-Employee Director – Stock	$90,000
Chairman of the Board – Cash	$32,500
Chairman of the Board – Stock	$32,500
Audit Committee Chair	$20,000
Non-Chair Member of the Audit Committee	$ 9,500
Executive Compensation Committee Chair	$11,000
Non-Chair Member of the Executive Compensation Committee	$ 7,000
Nominating and Governance Committee Chair	$ 7,500
Non-Chair Member of the Nominating and Governance Committee	$ 4,500
Executive Committee Chair	$ 9,000
Non-Chair Member of the Executive Committee	$ 4,500

The stock retainers for non-employee directors and the Chairman of the Board were paid in the form of stock awards under the Tredegar Corporation Amended and Restated 2018 Equity Incentive Plan (the “2018 Plan”). The stock awards were determined based on the closing price of Tredegar common stock as reported on the NYSE on the date of grant. The stock awards became fully vested and transferable immediately upon the date of the grant.

Retainers for our Chairman of the Board and committee Chairs and members commenced after the Board elected members to those positions.

The following table presents information relating to the total compensation paid to our non-employee directors in the fiscal year ended December 31, 2022.

Non-Employee Director Compensation

Name	Fees Paid in Cash	Stock Awards(1)	Total
	($)	($)	($)
George C. Freeman, III	$75,508	$89,992	$165,500
John D. Gottwald	$101,530	$122,470	$224,000
William M. Gottwald(2)	$38,461	$53,645	$92,106
Kenneth R. Newsome	$68,825	$89,992	$158,817
Gregory A. Pratt	$77,008	$89,992	$167,000
Thomas G. Snead, Jr.	$80,008	$89,992	$170,000
Carl E. Tack, III	$81,008	$89,992	$171,000
Anne G. Waleski	$76,508	$89,992	$166,500

(1)	Beginning in 2021, we began paying retainers on the first day of the following quarter in order to ease the administrative burden caused by a December 31 payment. The following table indicates the respective dates of grant, the number of shares received and the closing price of Tredegar common stock for each such award granted during 2022:

Date of Grant	Non-Employee Director Shares	Chairman of the Board Additional Shares	Closing Price
January 3, 2022	1,867	674	$12.05
April 1, 2022	1,826	659	$12.32
July 1, 2022	2,195	792	$10.25
October 3, 2022	2,275	821	$9.89

The amounts set forth in the “Stock Awards” column of the Non-Employee Director Compensation Table represent the grant date fair value computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification™ (ASC) Topic 718, Compensation – Stock Compensation, for the shares of Tredegar common stock awarded to each non-employee director identified above under the terms of the 2018 Plan during the fiscal year ended December 31, 2022, based on the closing price of Tredegar common stock as reported on the NYSE on the respective dates of grant.

(2)	William M. Gottwald retired on May 5, 2022 from our Board and received pro-rated cash and equity non-employee director compensation fees for 2022.

Outside Director Stock Ownership Guidelines

Under Tredegar’s Outside Director Stock Ownership Guidelines, all of our non-employee directors are to achieve ownership of Tredegar common stock in an amount equal to at least three times that director’s base annual cash retainer. Directors have six years from their election to the Board to satisfy the full requirement. All of our directors have satisfied the full stock ownership requirement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Audit Committee is responsible for reviewing and approving, if appropriate, related person transactions. Our Audit Committee operates under a written charter, the relevant provisions of which require it, to the extent not otherwise delegated to another committee comprised solely of independent directors, to review related person transactions for potential conflicts of interest situations. Our Audit Committee reviews each related person transaction on a case-by-case basis and approves only those related person transactions that it determines in good faith to be in the best interests of Tredegar.

For purposes of Tredegar’s Related Parties and Related Persons Transactions policy, (a) “Related person” means any director or executive officer of Tredegar; any employee of Tredegar or any of our subsidiaries; any nominee for director; any beneficial owner of more than 5% of Tredegar’s voting securities; or any immediate family member(s) of directors, executive officers, employees, nominees for director or any beneficial owner of more than 5% of Tredegar’s voting securities; (b) “Related person transaction” means a transaction in which Tredegar or any of our subsidiaries is, or is proposed to be, a participant and the amount involved exceeds $120,000, and in which a related person has, had or may have a direct or indirect material interest; (c) “Immediate family member” means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and any person (other than a tenant or employee) sharing the household of any director, nominee for director, executive officer, employee or beneficial owner of more than 5% of Tredegar’s voting securities; and (d) “Transaction” means any financial contract, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar contracts, arrangements or relationships.

There were no related person transactions in 2022.

STOCK OWNERSHIP

Below is information on the beneficial ownership of Tredegar common stock as of March 1, 2023 by each director, director nominee and each executive officer named in the Summary Compensation Table beginning on page 36 of this proxy statement. The table also shows the beneficial ownership of all directors, and executive officers of Tredegar as a group as of March 1, 2023.

Security Ownership of Management

	Number of Shares with Sole Voting and Investment Power		Total Number of Shares	Percent of Class(a)
	Outstanding	Options
Directors, Nominees and Certain Executive Officers
Kevin C. Donnelly	78,869	59,231	138,100
D. Andrew Edwards	85,324	378,309	463,633	1.35%
George C. Freeman, III	38,923	-	38,923
Kenneth R. Newsome	36,420	-	36,420
Gregory A. Pratt	36,420	-	36,420
Thomas G. Snead, Jr.	38,022	-	38,022
John M. Steitz	190,939	1,114,942	1,305,881	3.72%
Carl E. Tack, III	36,420	-	36,420
Anne G. Waleski	23,604	-	23,604
All directors, nominees and executive officers as a group(b)	564,941	1,552,482	2,117,423	5.95%

(a)	Unless a specific percentage is noted in this column, each person owns less than 1% of the outstanding shares of Tredegar common stock.

(b)	The directors and executive officers have sole voting and investment power over their shares. Any shares of Tredegar common stock held under our benefit plans for any executive officer are included in the number of shares over which that person has sole voting or investment power. Shares held by the trustees of those plans for other employees are not included.

The table below lists any person (including any “group” as defined in Section 13(d)(3) of the Exchange Act) known to us who beneficially owned more than 5% of the shares of Tredegar common stock as of March 1, 2023.

Security Ownership of Certain Beneficial Owners

Names and Addresses of Beneficial Owners	Number of Shares of Common Stock		Percent of Class
John D. Gottwald, William M. Gottwald, James T. Gottwald and the Floyd D. Gottwald, Jr. Living Trust (a) 9030 Stony Point Parkway, Suite 505 Richmond, VA 23235	7,351,331	(b)	21.69%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	5,301,853	(c)	15.71%
GAMCO Investors, Inc. One Corporate Center Rye, NY 10580-1435	3,920,898	(d)	11.62%
Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	2,064,078	(e)	6.12%

(a)	Messrs. John D. Gottwald, William M. Gottwald, James T. Gottwald, and the Floyd D. Gottwald, Jr. Living Trust, together with members of their immediate families, may be deemed to be a “group” for purposes of Section 13(d)(3) of the Exchange Act, although, to our knowledge, there is no agreement among them with respect to the acquisition, retention, disposition or voting of Tredegar common stock.

(b)	Based solely on the information contained in Amendment No. 13 to the Schedule 13D filed with the SEC on June 23, 2022.

(c)	Based solely on the information contained in Amendment No. 15 to the Schedule 13G filed with the SEC on January 23, 2023.

(d)	Based solely on the information contained in Amendment No. 23 to the Schedule 13D filed with the SEC on March 14, 2022.

(e)	Based solely on the information contained in Amendment No. 17 to the Schedule 13G filed with the SEC on February 10, 2023.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

In this section, we provide an overview of our executive compensation philosophy and describe the material components of our executive compensation program for our named executive officers (or NEOs). The compensation for our NEOs is set forth in the 2022 Summary Compensation Table and the other compensation tables contained in this proxy statement. This Compensation Discussion and Analysis (or CD&A) section reflects that our NEOs for 2022 were:

John M. Steitz, President and CEO	D. Andrew Edwards Executive Vice President and Chief Financial Officer	Kevin C. Donnelly Vice President, General Counsel and Corporate Secretary

Key Compensation Corporate Governance Practices

Our Executive Compensation Committee (the Committee) and our Nominating and Governance Committee periodically review evolving practices in executive compensation and corporate governance. We have adopted certain policies and practices that we believe are consistent with best practices for the industries in which we operate. In relation to our executive compensation policies:

We DO:

●	make variable performance compensation a significant component of each executive’s total compensation, with the proportion of compensation allocated to variable performance compensation increasing with the level of responsibility;

●	balance short-term and long-term compensation, which is intended to discourage short-term risk-taking at the expense of long-term results;

●	require meaningful stock ownership and retention at levels that increase with responsibility;

●	grant half of long-term incentive compensation in the form of performance awards vesting based on multi-year financial and shareholder return metrics (for two of the NEOs) and the remaining half in the form of restricted stock awards with three-year vesting and limited transfer rights for restricted stock until the NEO is in compliance with the executive stock ownership policy;

●	use an independent executive compensation consultant that reports directly to the Committee and does not provide any services to Tredegar other than executive and director compensation services;

●	conduct an annual compensation risk review of potential and existing risks arising from our compensation programs and policies and historically have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on Tredegar; and

●	have a claw back policy for the recovery of performance-based compensation in the event of executive officer misconduct related to our financial results.

We do NOT:

●	permit hedging transactions in our stock under any circumstances by our directors or officers;

●	provide any employees, including executives, with special perquisites such as personal use of corporate assets or special company-funded executive deferred compensation plans maintained solely for the benefit of the executives;

●	have employment agreements with any employees, including our executive officers; or

●	permit stock option re-pricings without shareholder approval, and discounted stock options are not permitted under our equity incentive plan.

Role of Shareholder Say-on-Pay Votes

Our last “say-on-pay” vote was at our annual meeting of shareholders held on May 5, 2022 (2022 annual meeting), when we provided our shareholders with the opportunity to cast a non-binding advisory vote on the executive compensation of our NEOs. At our 2022 annual meeting, approximately 94% of the votes cast on the “say-on-pay” proposal approved the compensation of our NEOs.

Although the advisory shareholder vote on executive compensation was non-binding, the Committee considered the outcome of the 2022 vote and believes that the 2022 shareholder vote endorsed the compensation philosophy of the Committee and our executive compensation program; therefore, the Committee did not make any material changes to the executive compensation program during 2022.  The Committee will consider future “say-on-pay” votes by our shareholders in making adjustments to or developing new executive compensation programs in the future.

At the 2021 annual meeting, the Board recommended and shareholders approved on an advisory basis that Tredegar’s “say-on-pay” vote be held annually. The Board believes an annual “say-on-pay” vote allows shareholders to provide more frequent input on our compensation philosophy, policies and practices as disclosed in the proxy statement each year. Accordingly, the Board has adopted a policy of holding our “say-on-pay” vote annually.

Compensation Philosophy and Objectives

General

Our businesses operate in highly competitive industries that require outstanding customer service and manufacturing efficiency. To lead and manage these businesses, we require high-caliber executive talent with strong vision and operational skills. The objectives of our executive compensation programs are to attract, motivate and retain highly qualified executive officers. To accomplish these objectives, we rely on a pay strategy that emphasizes performance-based compensation through annual and long-term incentives. We believe that this pay strategy aligns with our business strategy of generating strong operating results and shareholder value creation while controlling fixed costs. In this manner, we believe that our executive compensation program supports and reinforces our business objectives and creates a strong link between pay and performance.

Specifically, our executive compensation program:

●	is primarily performance-based, with the percentage of an executive’s total compensation opportunity that is based on our financial performance increasing with the executive’s level of responsibility;

●	is significantly stock-based in order to align the interests of our executives with those of our shareholders;

●	is intended to enhance retention of our executives by subjecting a meaningful portion of their total compensation to multi-year vesting;

●	links a significant portion of total pay to the execution of strategies intended to create long-term shareholder value;

●	provides our executives with an opportunity for competitive total pay; and

●	does not encourage our executives to take unnecessary or excessive risks.

Our executive compensation philosophy and strategy aim generally to provide targeted compensation opportunities for base salaries, annual cash incentives and long-term equity incentives near the 50th percentile of our peer group (as defined below) in order to attract and retain talent while using a balance of fixed and variable pay programs to align actual compensation earned with company performance. Allocations between short-term and long-term compensation opportunities and between cash and equity awards take into account market data but may vary over time and among executives. Greater detail regarding these company-specific and individual factors is included in the discussion below.

Process and Procedure for Determining Compensation of Executive Officers

The primary role of the Committee is to develop and oversee the implementation of our philosophy with respect to the compensation of our CEO, other NEOs and certain other officers designated by the Committee. The Committee has the overall responsibility to evaluate the performance of and determine the compensation of our CEO and approve the compensation structure for our NEOs and other officers designated by the Committee. Our CEO makes specific recommendations to the Committee regarding the compensation of our NEOs, other than himself, and certain other officers designated by the Committee based on the compensation structure approved by the Committee. After review and discussion, the Committee gives its final approval of the compensation for our NEOs and certain other officers designated by the Committee. The Committee reports regularly to the Board on matters relating to the Committee’s actions.

Under its charter, the Committee has the authority to engage compensation consultants to assist the Committee in fulfilling its responsibilities. The Committee has engaged Pearl Meyer, a nationally recognized compensation consulting firm, as its outside advisor for executive compensation. Pearl Meyer reports directly to the Committee, and the scope of its work is directed by the Committee. In retaining Pearl Meyer, the Committee assessed the independence of Pearl Meyer pursuant to applicable NYSE and SEC rules and concluded that no conflict of interest exists that would prevent Pearl Meyer from independently advising the Committee.

Executive compensation was last compared against a peer group in 2019, when, upon the Committee’s request, Pearl Meyer conducted a competitive market study of executive compensation levels for our NEOs. The study included compensation data as disclosed in peer company proxy statements as well as survey compensation data published in the fall of 2019. The 2019 peer group consisted of the following companies:

Griffon Corporation	Kraton Corporation	Clearwater Paper Corporation
Ferro Corporation	Kaiser Aluminum Corporation	Innospec Inc.
AdvanSix Inc.	Apogee Enterprises, Inc.	Ingevity Corporation
Chart Industries, Inc.	Schweitzer-Mauduit International, Inc.	Neenah, Inc.
Rogers Corporation	Quanex Building Products Corporation	P. H. Glatfelter Company
Quaker Chemical Corporation	Lydall, Inc.	OMNOVA Solutions Inc.
Myers Industries, Inc.

The peer group companies listed above were chosen because they operate in industries similar to those in which we operate, and, at the time they were selected, had similar annual revenues (collectively referred to as the peer group). Note that since the last competitive market study in 2019, Kraton, Ferro, OMNOVA Solutions, and Lydall are no longer public-traded and have been removed from the peer group.

In determining the compensation of our CEO and approving the compensation structure for our NEOs and certain other officers designated by the Committee, the Committee considers Tredegar’s performance, individual executive performance, recommendations from the CEO (for all positions other than the CEO), the peer group compensation, published compensation survey data and comments from Pearl Meyer. The Committee also reviews reports prepared by management showing all elements of compensation and total compensation payable to each NEO. Both the external market pay data and the internal pay history help guide the Committee’s decision-making, but no precise formulas or percentiles are applied to all NEOs in all situations.

Elements of Our Executive Officer Compensation Program

The Committee believes that the various elements of our compensation program effectively achieve the objective of aligning compensation with performance measures that are directly related to Tredegar’s financial goals and creation of shareholder value, without encouraging executives to take unnecessary and excessive risks. The core elements of our 2022 compensation program for our executive officers are described below:

Element	Description	Objective
Base Salary	Fixed cash compensation	Reflects competitive market compensation, individual performance, experience and level of responsibility
Bonus	Special discretionary cash bonus	In unusual operating and/or market conditions or circumstances, rewards exemplary individual performance
Annual Incentives	Short-term variable compensation via an annual cash incentive plan (for 2022, the 2022 Cash Incentive Plan)	Rewards achievement of financial performance goals and individual performance objectives
Long-Term Incentives	Long-term variable compensation via the 2018 Plan, in the form of restricted stock and performance units	Rewards achievement of long-term performance goals and shareholder value creation; promotes retention of executive officers
Defined Contribution Plans	Savings Plan (401(k) Plan) and Savings Plan Benefit Restoration Plan (SPBR Plan) (together Defined Contribution Plans)	Provides competitive benefits and savings opportunities for retirement
Defined Benefit Plans(1)	Retirement Income Plan (the Pension Plan)	Provides retirement security

(1)	On February 8, 2022, the Board adopted a resolution to terminate and settle the Pension Plan. In 2022, Mr. Edwards was the only NEO who participated in the Pension Plan.

2022 Compensation Decisions

Base Salaries

We seek to provide our executive officers with base salaries that are targeted within competitive market levels and that reflect the executive’s skills and abilities, experience, responsibilities, internal equity, performance and potential. The Committee believes setting base salaries at this level allows us to attract, motivate and retain highly-qualified executive officers while maintaining an appropriate cost structure.

For 2022, the base salary for each NEO was as follows:

Named Executive Officer	2021 Base Salary	2022 Base Salary	% Increase
John M. Steitz	$875,243	$901,500	3.0%(1)
D. Andrew Edwards	$468,637	$482,696	3.0%(1)
Kevin C. Donnelly	$375,000	$436,030	16.27%(2)

(1)	The % increase represents increases consistent with Tredegar’s overall merit-based increases.

(2)	The % increase for Mr. Donnelly is part of a 2nd tranche increase tied to his promotion to Vice President & General Counsel in 2021.

Discretionary Bonus

The Committee reserves the right to exercise judgement when determining potential payouts to ensure the related predetermined performance objectives were in fact sufficiently robust. While the Committee approves predetermined performance objectives at the beginning of the year, the Committee also evaluates performance at the end of the year to determine whether the predetermined objectives were reasonable. The Committee’s goal is to ensure that any payout is ultimately a function of performance. Objectives established at the beginning of a year may reflect expectations that do not occur (i.e., the objectives were not as difficult to achieve as originally forecasted). Therefore, at the conclusion of the year, the Committee evaluates performance against the actual environment in which we operated, not just the one they forecasted, and adjusts payouts accordingly. For 2022, no discretionary bonuses were paid to or earned by our NEOs.

Annual Incentives

General. Annual cash incentive opportunities serve to link executive rewards to our financial performance and the achievement of individual objectives. Each year, we establish business plans for the forthcoming year that include financial, strategic and other goals for each of our operating businesses. These business plans are reviewed by the Board. Annual incentive payouts for our NEOs are determined based on the achievement of approved business plans.

2022 Cash Incentive Plan. For Messrs. Steitz (CEO) and Edwards (CFO), determination of their respective 2022 Cash Incentive Plan payout was dependent on the following variables: (i) achievement of the specific performance objectives noted below, and (ii) the achievement of Consolidated Corporate Adjusted EBITDA financial results, as defined below.

The CEO/CFO performance objectives and the 2022 actual results are listed in the table below:

2022 CEO/CFO Performance Objectives	2022 Actual Results	Weighting	Weighted Result
Achieve planned consolidated net debt(1) as of 12/31/22 of $68 to $87 million (budget of $77.6 million), which excludes the impact of any pension plan contributions after February 2022, acquisitions, divestitures, special dividends, stock buybacks or other special recapitalizations. (1) This is a non-GAAP measure and is calculated as debt less cash and cash-equivalents.	Net debt of $117.8 million	10% - 20%	0%
Achieve average primary working capital (accounts receivable and inventory excluding LIFO and accounts payable) as a percentage of net sales for 2022 in the range of 10.2% to 11.2% (budget of 10.7%), computed consistent with past practice using month-end balances and sales for all business units consolidated.	Actual working capital percentage of sales at 12/31/22 was 12.5%	10% - 20%	0%
Manage consolidated capital spending in 2022 in the range of $40 to $47 million (budget of $43.2 million), which excludes any strategic projects not yet reviewed and approved as of March 10, 2022.	Capital expenditures in 2022 were $36.9 million ($35.1 million excluding corporate), which were well below the low end of the performance range in order to improve cash flow performance but without impacting capital expenditures relating to safety.	10% - 20%	20%
Execute strategic objectives	Subjective assessment of performance by CEO and CFO with respect to specified strategic objectives.	30%	20%
Achieve with Bonnell Aluminum the planned “ERP and MES Timeline by Months” through 12/31/22 as presented to, and approved by, the Board of Directors on January 28, 2022. We believe success of this project is critical to adding $9 million to EBITDA by 2025, including compliance efficiencies.	Go-Live at Clearfield location delayed until after goal of 2/20/22	5%	0%

Achieve full SOX compliance goal with no material weaknesses in Tredegar’s internal control over financial reporting for the year ended 12/31/22, with possible credit earned even if material weaknesses are identified depending on their cause and nature. For example, turnover of employees fundamental to the SOX remediation process can cause a material weakness but is mostly outside of the management’s control, especially in the current “Great Resignation” environment.	Great progress was made during the past year. Although material weaknesses were identified, we believe these material weaknesses were significantly outside of management’s control as a result of extremely high turnover in SOX-related positions.	20%	0%

		85% - 115%	40%

For Mr. Donnelly (General Counsel), determination of his 2022 Cash Incentive Plan payout was also dependent on the following variables: (i) achievement of certain individual performance objectives and (ii) achievement of Consolidated Adjusted EBITDA financial results. The Committee considered, the recommendation of the CEO regarding the General Counsel’s individual performance measured against the individual performance objectives. Individual performance metrics were drawn from the following categories: compliance objectives, cost reductions, development and execution of strategic plans, process improvement, succession activities and organizational development and effectiveness. Specific measurements were assigned to each individual performance objective for which his performance was measured and results were determined based on the assessment of the degree of accomplishment of each objective. The Committee applied a formula in linking individual results to incentive payment amounts by using these accomplishments, or lack of accomplishments, to determine the incentive amount applicable to the individual component of the formula, up to 100% of the weighting for the individual component.

To ensure that the annual incentive awards establish a direct link between the interests of our NEOs and our shareholders, the Committee assesses performance against certain financial measures to establish the size of the incentive pool used for payment of annual incentive awards for the current year. For 2022, the key financial measure of operating performance used to determine the amount, if any, of the annual incentive pool was consolidated adjusted EBITDA (Consolidated Adjusted EBITDA). The financial performance threshold must be achieved before any incentives can be earned. The Committee believes that this financial performance measure is effective and appropriate because it reflects income statement performance, which is consistent with the interests of our shareholders.

When setting the financial performance goals for the 2022 Cash Incentive Plan, the Committee reviewed and approved the following performance targets for the 2022 Cash Incentive Plan as they apply to our NEOs:

	2022 Targets ($ in Thousands)
	Threshold	Target	Maximum
Consolidated Corporate
Adjusted EBITDA	$83,138	$96,113	$109,088

For purposes of the 2022 Cash Incentive Plan, Consolidated Adjusted EBITDA excludes unusual items and losses associated with plant shutdowns, asset impairments, restructurings, gains and losses from the sale of assets, investment write-downs and write-ups, gains and losses from non-manufacturing operations, stock option charges under ASC Topic 718, pension income or expense for the Pension Plan, discontinued operations and other items that may be recognized or accrued under generally accepted accounting principles (GAAP).  The accounting principles used to determine Consolidated Adjusted EBITDA are applied on a consistent basis with exceptions approved by the Committee.  For the purposes of the incentive award calculations for 2022, Consolidated Adjusted EBITDA, as defined above, is further adjusted to exclude the following: (i) discretionary bonuses, since amounts are unpredictable, uncontrollable at the management level, and possibly significant; (ii) income or expense relating to stock options, SARs, restricted stock, performance-based stock or stock unit awards since amounts are dependent on future periods and are therefore subject to significant volatility; (iii) foreign exchange transaction gains and losses, (iv) income or loss associated with adjustments relating to the last-in, first-out method of accounting, (v) certain one-time unusual expenses unrelated to the operating businesses or entities (items (i), (ii), (iii), (iv) and (v), the 2022 Excluded Items), and (vi) EBITDA, as defined above, from any company or entity acquired in 2022 (there were no acquisitions or divestitures in 2022).  For 2022, Consolidated Adjusted EBITDA was $90.6 million.

For 2022, each NEO had the following award opportunity as a percentage of 2022 base salary under the 2022 Cash Incentive Plan:

Named Executive Officer	Threshold Bonus %	Target Bonus %	Maximum Bonus %
John M. Steitz	50.0%	100.0%	100.0%
D. Andrew Edwards	35.0%	70.0%	140.0%
Kevin C. Donnelly	15.0%	60.0%	120.0%

Based on the Committee’s review of the achievement of the above CEO/CFO performance objectives and the results of the Consolidated Adjusted EBITDA financial results, the Committee awarded the following payments to Messrs. Steitz and Edwards:

Named Executive Officer	Actual Payout under 2022 Cash Incentive Plan	% of 2022 Base Salary
John M. Steitz	$283,495	31.5%
D. Andrew Edwards	$106,256	22.0%

Based on the Committee’s review of the achievement of Mr. Donnelly’s performance objectives and the results of the Consolidated Adjusted EBITDA financial results, the Committee awarded the following payout to Mr. Donnelly:

Named Executive Officer	Actual Payout under 2022 Cash Incentive Plan	% of 2022 Base Salary
Kevin C. Donnelly	$177,639	40.7%

The Committee received and confirmed Tredegar’s financial performance results before approving the payouts under the 2022 Cash Incentive Plan.

Long-Term Incentives

Long-term incentives are an important element of our compensation program. The 2018 Plan allows for the granting of stock options, restricted stock, stock appreciation rights (SARs) and other equity awards based on Tredegar common stock, as well as performance-based long-term incentive cash awards. We believe long-term incentives, such as those permitted by the 2018 Plan, promote our success by helping to retain executives and by focusing employee efforts on achieving performance goals that lead to long-term growth of shareholder value. Long-term equity-based awards are generally approved each year during the first quarter of the year and typically become effective on the third business day following the release of our fourth quarter earnings for the preceding fiscal year.

The following describes our long-term incentives granted in 2022.

In consultation with Pearl Meyer, the Committee reviewed and considered various forms and methods of providing long-term incentive compensation opportunities to our executive officers. After considering factors such as pay and performance alignment, shareholder alignment, retention goals, accounting cost, share usage, shareholder dilution, the ratio of short-term and long-term compensation, tax implications, peer group practices and market trends, the Committee approved for 2022 the use of (1) service-based restricted stock and (2) performance units. These service-based restricted stock and performance unit awards were intended to further balance the performance and retention objectives of our long-term incentive program and to create additional stock ownership opportunities for executives and to further align their interests with shareholders.

The Committee determined that the equity grant mix for 2022 for our NEOs would be as follows: 50% of the equity grant value in the form of performance units and 50% of the equity grant value in the form of service-based restricted stock.

The specific number of restricted stock and performance units is generally based on converting the equity grant value into an appropriate number of shares for each form of equity being awarded. For conversion purposes, shares of restricted stock and performance units granted in 2022 were valued based on the closing price of Tredegar common stock as reported on the NYSE on the date of grant (March 16, 2022 for Mr. Donnelly and May 4, 2022 for Messrs. Steitz and Edwards). Grant levels may then be adjusted up or down, at the Committee’s discretion, based on a variety of factors, including, but not limited to, our performance, the executive’s performance, internal pay equity and share availability under the 2018 Plan.

Restricted Stock. During 2022, the Committee approved the following service-based restricted stock grants to each NEO identified below:

Named Executive Officer	Grant Date	Award (#)	Fair Value as of Grant Date
John M. Steitz	5/04/2022	83,652	$1,002,151
D. Andrew Edwards	5/04/2022	23,470	$281,171
Kevin C. Donnelly	3/16/2022	17,812	$218,019

The shares of restricted stock vest three years from the date of grant. The shares of restricted stock (net of any shares surrendered to satisfy tax withholding obligations) must be retained by the NEO until the earlier of (i) the date that the NEO is in compliance with the ownership requirements of Tredegar’s Executive Stock Ownership Policy (the Policy), (ii) the date that the NEO is not subject to the Policy, (iii) a change in control of Tredegar, (iv) the NEO’s death or (v) the NEO’s retirement.

Performance Units. The cash settled performance units have a 2-year performance period, with a payout calculation based on the achievement of specific cumulative EBITDA performance goals at threshold, target or maximum levels for the period from January 1, 2022 through December 31, 2023, as set forth in the table below. The payout calculation for Messrs. Steitz and Edwards is preliminary and subject to adjustment based on the relative total shareholder return (rTSR) of the Company compared to the Industrial and Materials companies in the S&P 600 Index for the period from May 4, 2022 through December 31, 2024. If the Company’s rTSR is less than 25th percentile of the comparator group, there is no payout. If the Company’s rTSR is between 25th and 75th percentile of the comparator group, the preliminary payout will not be adjusted. If the Company’s rTSR is greater than 75th percentile of the comparator group, the preliminary payout calculation will be increased by 50%.

When setting the financial performance goals tied to the 2022 Performance Unit grants, the Committee reviewed and approved the following performance targets as they apply to our NEOs:

	2-year Targets (2022-2023) ($ in Thousands)
	Threshold	Target	Maximum
Consolidated Adjusted
Cumulative EBITDA	$173,215	$200,248	$227,282

Preliminary Award Opportunity based on

Consolidated Adjusted Cumulative EBITDA

Named Executive Officer	Threshold Award %	Target Award %	Maximum Award %
% of Performance Unit value granted
John M. Steitz(1)	50.0%	100.0%	150.0%
D. Andrew Edwards(1)	50.0%	100.0%	150.00%
Kevin C. Donnelly(2)	50.0%	100.0%	150.0%

(1)	Cash settled performance units for Messrs. Steitz and Edwards have an additional 3-year rTSR adjustment on top of a 2-year cumulative EBITDA achievement, payable in 2025 with a potential $0 payout at Threshold if the Company’s rTSR is less than the 25th percentile of the comparator group.

(2)	The performance units for Mr. Donnelly are cash settled and tied to a 2-year cumulative EBITDA achievement, payable in 2024.

During 2022, the Committee approved the following performance unit grants to each NEO identified below:

Named Executive Officer	Grant Date	Award (#)	Grant Date Fair Value of Award(2)
John M. Steitz	5/04/2022	83,652(1)	$1,182,003(2)
D. Andrew Edwards	5/04/2022	23,470(1)	$ 331,631(2)
Kevin C. Donnelly	3/16/2022	-0(3)-	$ 218,019(3)

(1)	Cash settled performance units for Messrs. Steitz and Edwards have an additional 3-year rTSR adjustment on top of a 2-year cumulative EBITDA achievement, payable in 2025 with a potential $0 payout at Threshold if the Company’s rTSR is less than the 25th percentile of the comparator group. The number of awarded performance units was determined by dividing the value of the award approved by the Committee by our closing stock price on the date of grant at $11.98.

(2)	The grant date fair value of the awards are the estimated fair values of the original award at the date of the grant. The grant date fair value of $14.13 per performance unit was determined, in accordance with ASC Topic 718, by a Monte Carlo simulation performed by an independent third-party.

(3)	The performance units for Mr. Donnelly are cash settled and tied to a 2-year cumulative EBITDA achievement, payable in 2024. Because the performance units are cash settled without an additional adjustment of rTSR, they are not subject to ASC Topic 718 rules. As a result, the table above shows zero number of shares for Mr. Donnelly. The grant date fair value of $14.13 per performance unit was determined, in accordance with ASC Topic 718, by a Monte Carlo simulation performed by an independent third-party.

Total Compensation

Based on the Pearl Meyer study conducted in 2019, general industry survey information and consultation with Pearl Meyer, the Committee reviewed the above elements of compensation and determined that the total compensation provided to the NEOs is reasonable. As discussed above, the Committee does not use a precise formula or target percentiles to set NEO compensation. The Committee does consider, among other data, industry trends and competitive market data information provided by Pearl Meyer to ensure each element and total compensation is reasonable.

Other Benefits for Chief Executive Officer and Executive Officers

In addition to the cash and equity compensation discussed above, we provide our CEO and other NEOs with the same benefits package available to all of our salaried employees. When setting and determining annual compensation, the Committee reviews and considers all elements of compensation, including health and dental insurance (portion of costs), basic life insurance, long-term disability insurance, the Defined Contribution Plans, and the Pension Plan. We do not provide executives with additional benefits or perquisites, such as company cars or vehicle allowances, personal use of corporate assets, or company-funded deferred compensation programs maintained solely for the benefit of executives. We do not believe that these types of benefits are currently needed to attract, motivate and retain highly qualified executive officers.

Agreements with Executive Officers

We do not currently have employment agreements with any of our executive officers.

Corporate Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code imposes a $1 million limitation on the deduction we may take for the annual compensation paid to each of our NEOs (covered officers). This $1 million deduction limit also applies to performance-based compensation that is based on the attainment of pre-established, objective performance goals established under a shareholder-approved plan. While we considered the impact of this when developing and implementing our executive compensation programs, we do not believe that compensation decisions should necessarily be constrained by how much compensation is deductible for federal income tax purposes. As a result, the Committee retains the discretion to authorize payments that may not be deductible if it believes that they are in the best interests of Tredegar.

Executive Stock Ownership Policy

Tredegar places a strong emphasis on equity ownership by executive officers and other members of senior management to strengthen the alignment of our executives’ interests with shareholder long-term interests. Our CEO is required to acquire and maintain ownership of common stock with a value equal to 5.0 times his base salary. Our CFO is required to acquire and maintain ownership of common stock with a value equal to 2.0 times his base salary. Our General Counsel is required to acquire and maintain ownership of common stock with a value equal to 1.25 times his base salary. The following types of common stock are counted toward the ownership total: shares held outright by the executive or his family, in trust for the benefit of the executive, in the executive’s 401(k) Plan, and restricted stock held by the executive (both vested and nonvested). If a participant is newly hired or promoted, full compliance with the target ownership must be achieved by the executive within six years. All NEOs and other employees covered by the policy who are not in compliance with the policy must retain at least 50% of any net shares (shares remaining after shares are sold or netted to pay applicable withholding taxes) received upon vesting of performance units and restricted stock awards until the NEO or other employee is in compliance with the policy. The Committee reviews the holdings of our NEOs annually. As of December 31, 2022, all NEOs were in compliance with the policy.

Executive Incentive-Based Compensation Recoupment Policy (Claw Back)

The Board, based on the Committee’s recommendation, approved and adopted an Executive Incentive-Based Compensation Recoupment Policy (Recoupment Policy), effective as of August 2, 2012 (Effective Date). The purpose of the Recoupment Policy is to (i) prevent the unjust enrichment of current or former executive officers by permitting Tredegar to recover incentive-based compensation that was paid or issued or became vested as a result of financial results that were later determined to be incorrect, and (ii) mitigate the risk of manipulation of data used to determine the payment, issuance or vesting of incentive-based compensation. The Recoupment Policy applies to all incentive-based compensation granted on or after the Effective Date to current or former executive officers of Tredegar. The Recoupment Policy applies if (a) Tredegar is required to prepare an accounting restatement of its consolidated financial statements due to the material noncompliance by Tredegar with any financial reporting requirement under the U.S. federal securities laws, and (b) a current or former executive officer of Tredegar received incentive-based compensation in excess of the amount of cash or the number of shares of Tredegar common stock that such executive officer would otherwise have received or that would have become vested if the restated financial statements had been used to determine whether such incentive-based compensation should have been received or vested. In these cases, Tredegar will recover from such current or former executive officer the amount of cash or shares that was paid or issued in excess of the amount of cash or shares that would have been paid or issued or have become vested according to the restated financial statements, net of any income or employment taxes paid by the current or former executive officer on the incentive-based compensation.

Risk Analysis of Executive Compensation Program

In 2022, the Committee asked management to undertake a risk assessment of Tredegar’s compensation programs and asked Pearl Meyer to review the assessment with regard to our executive compensation program. The assessment confirmed that our compensation programs do not incentivize our employees to take risks that are reasonably likely to have a material adverse effect on Tredegar. The Committee reviewed the findings of the assessment and concluded that our compensation programs are designed with the appropriate balance of risk and reward in relation to Tredegar’s overall business strategy. In its discussions, the Committee considered the attributes of our programs, including: (i) the balance between annual and longer-term performance opportunities; (ii) target executive compensation that is aligned with a well-defined industry peer group; (iii) short-term and long-term compensation programs based on financial metrics that measure both income statement performance and capital discipline; (iv) placement of a significant portion of our executive compensation “at risk” and dependent upon achieving specific corporate and individual performance goals; (v) stock ownership requirements that align executives’ interests with those of our shareholders; (vi) the absence of employment contracts with our executives; (vii) long-term incentive equity awards and grants comprised of multiple forms of vesting over multiple years; (viii) having an incentive compensation recoupment (claw back) policy to authorize the potential recovery or adjustment of cash incentive payments and long-term equity payments paid to NEOs and other recipients under certain circumstances; (ix) having each executive’s short-term incentive opportunity capped at two times his target bonus; and (x) appropriate management supervision for sales-related incentives.

EXECUTIVE COMPENSATION COMMITTEE REPORT

Our Executive Compensation Committee has the overall responsibility of evaluating the performance and determining the compensation of the CEO and approving the compensation structure for Tredegar’s other executive officers. In fulfilling its responsibilities, the Committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with management. Based on such review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis section be included in this proxy statement.

Executive Compensation Committee:

George C. Freeman, III, Chairman

Kenneth R. Newsome

Carl E. Tack, III

Anne G. Waleski

COMPENSATION OF EXECUTIVE OFFICERS

The following table provides compensation information for our NEOs for 2022, 2021 and 2020.

Summary Compensation Table

Name and Principal Position	Year	Salary($)	Bonus($)	Stock Awards($)(1)	Option/SAR Awards($)(2)	Non-Equity Incentive Plan Compensation($)(3)	Change in Pension Value and Non- qualified Deferred Compensation Earnings($)(4)	All Other Compensation($)(5)	Total($)
John M. Steitz	2022	894,936	-0-	2,184,154	-0-	283,495	-0-	103,199	3,465,784
President and	2021	868,869	743,957	502,582	1,469,572	-0-	-0-	88,112	3,673,092
Chief Executive Officer	2020	843,563	1,019,700	471,567	2,152,316	-0-	-0-	544,017	5,031,163
D. Andrew Edwards	2022	479,181	-0-	612,802	-0-	106,256	-0-	42,427	1,240,666
Executive Vice President	2021	465,224	250,000	141,020	412,333	367,083	-0-	55,225	1,690,885
and Chief Financial Officer	2020	438,290	50,000	318,607	584,556	568,734	51,553	256,305	2,268,045
Kevin C. Donnelly(6)	2022	436,030	-0-	436,038	-0-	177,639	-0-	53,906	1,103,613
Vice President,	2021	375,000	50,000	748,551	283,202	209,813	-0-	40,053	1,706,619
General Counsel and
Corporate Secretary

(1)	Represents the grant date fair value of restricted stock awards computed in accordance with ASC Topic 718. For purposes of calculating these amounts, we have used the same assumptions used for financial reporting purposes under GAAP. For a description of the assumptions we used, see Note 11 to our financial statements, which is included in our 2022 Form 10-K. 50% of the value shown under Stock Awards ($) in 2022 are cash settled performance units tied to a 2-year cumulative EBITDA achievement. Cash settled performance units for Messrs. Steitz and Edwards have an additional 3-year rTSR adjustment on top of a 2-year cumulative EBITDA achievement, payable in 2025 with a potential $0 payout at Threshold if the Company’s TSR is less than the 25th percentile of the comparator group. For the cash settled performance units, achievement of the highest level of performance conditions would result in Messrs. Steitz and Edwards receiving 225% and Mr. Donnelly receiving 150% of the target amounts. The amounts are as follows: Mr. Steitz, $2,659,506; Mr. Edwards, $746,177; and Mr. Donnelly, $327,029.

(2)	Represents the grant date fair value of stock option awards computed in accordance with ASC Topic 718. For purposes of calculating these amounts, we have used the same assumptions used for financial reporting purposes under GAAP. For a description of the assumptions we used, see Note 11 to our financial statements, which is included in our 2022 Form 10-K. The actual value an NEO may receive depends on market prices, and there can be no assurance that the amounts reflected in the “Option/SAR Awards” column will actually be realized. No gain to an NEO is possible without an appreciation in stock value.

(3)	Represents cash awards to the NEOs under Tredegar’s annual cash incentive plans for the years indicated.

(4)	This amount represents the change in actuarial present value in the Pension Plan from December 31, 2021, to December 31, 2022, from December 31, 2020 to December 31, 2021, and from December 31, 2019 to December 31, 2020, respectively. Messrs. Steitz and Donnelly are not eligible to participate in the Pension Plan.

(5)	These amounts include the following:

Name		Matching Contributions under the Retirement Savings Plan($)	Matching Contributions under the Savings Plan Benefit Restoration Plan($)	Dividends on Shares in the Savings Plan Benefit Restoration Plan($)	Dividends on Shares of Restricted Stock($)	Cash Payment in based on PSUs Earned due to Special Dividend	Employee Moving Expenses (Relocation Reimbursement)	Total($)
John M. Steitz	2022	15,250	29,497	2,121	56,331	-0-	-0-	103,199
	2021	14,500	36,164	744	36,704	-0-	-0-	88,112
	2020	14,250	17,858	83	385,626	-0-	126,200	544,017
D. Andrew Edwards	2022	10,685	13,274	2,768	15,700	-0-	-0-	42,427
	2021	9,908	32,174	1,602	11,541	-0-	-0-	55,225
	2020	9,773	10,246	1,182	168,444	66,660	-0-	256,305
Kevin C. Donnelly	2022	15,250	6,552	1,100	31,094	-0-	-0-	53,996
	2021	14,500	10,879	663	14,011	-0-	-0-	40,053

(6)	Mr. Donnelly was appointed Vice President, General Counsel and Corporate Secretary effective January 1, 2021.

Grants of Plan-Based Awards

The following table presents information regarding grants of plan-based awards to our NEOs during the fiscal year ended December 31, 2022.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)(3)			Grant Date Fair Value of Equity Incentive Plan Award at Target ($)(4)	All Other Stock Awards: Number of Shares of Stock or Units (#)(5)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John M. Steitz		450,750	901,500	901,500
	5/4/2022				-0-	83,652	188,217	1,182,003

	5/4/2022								83,652	1,002,151
D. Andrew Edwards		168,944	337,887	675,775
	5/4/2022				-0-	23,470	52,808	331,631

	5/4/2022								23,470	281,171
Kevin C. Donnelly		65,405	261,618	523,236

	3/16/2022								17,812	218,019

(1)	Represents the annual incentive opportunities under the 2022 Cash Incentive Plan. The actual amount paid to each NEO under the 2022 Cash Incentive Plan is included under “Summary Compensation Table – Non-Equity Incentive Plan Compensation” beginning on page 36 of this proxy statement.

(2)	Represents cash settled performance units granted in 2022. See “Compensation Discussion and Analysis – Long-Term Incentives –Performance Units” beginning on page 32 of this proxy statement for additional information, including the achievement criteria associated with the performance units. As of December 31, 2022 achievement of 2-year EBITDA has not been met.

(3)	The cash settled performance units for Messrs. Steitz and Edwards have an additional 3-year rTSR adjustment on top of a 2-year cumulative EBITDA achievement.

(4)	The grant date fair value of the awards are the estimated fair values of the original award at the date of the grant. The grant date fair value of $14.13 per performance unit was determined, in accordance with ASC Topic 718, by a Monte Carlo simulation performed by an independent third-party. See Note (1) to the Summary Compensation Table for the maximum cash payout potential of the cash settled performance units assuming the achievement of the highest level of performance conditions.

(5)	Represents restricted stock awards granted in 2022.

Outstanding Equity Awards At Fiscal Year-End

The following table presents information regarding the number and value of stock option awards, SAR awards and stock awards for our NEOs outstanding as of the fiscal year ended December 31, 2022.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options/SARs	Number of Securities Underlying Unexercised Options/SARs		Option Exercise Price(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

	(#)	(#)
	Exercisable	Unexercisable		($)		(#)		($)	(#)		($)
John M. Steitz	366,165	-0-		14.62	3/21/2024	32,725	(3)	334,450
	21,679	-0-		15.25	3/21/2024	32,870	(4)	335,931
	427,275	-0-		10.75	3/18/2027	83,652	(5)	854,923	83,652	(7)	0
	35,909	-0-		15.25	3/18/2027
	-0-	263,914	(2)	16.37	3/20/2028
D. Andrew Edwards	75,175	-0-		11.67	5/22/2024	8,759	(3)	89,517
	2,927	-0-		15.25	5/22/2024	9,223	(4)	94,259
	46,074	-0-		14.43	5/7/2025	23,470	(5)	239,863	23,470	(7)	0
	2,261	-0-		15.25	5/7/2025
	50,744	-0-		13.78	3/21/2026
	3,113	-0-		15.25	3/21/2026
	114,355	-0-		10.75	3/18/2027
	9,611	-0-		15.25	3/18/2027
	-0-	74,049	(2)	16.37	3/20/2028
Kevin C. Donnelly	2,900	-0-		19.64	2/21/2023	3,783	(3)	38,662
	1,043	-0-		15.25	2/21/2023	45,727	(4)	467,330
	1,760	-0-		17.29	3/28/2024	17,812	(6)	182,039
	662	-0-		15.25	3/28/2024
	5,489	-0-		10.75	3/18/2027
	461	-0-		15.25	3/18/2027
	-0-	50,859	(2)	16.37	3/20/2028
	1,167,603	388,822				258,021			107,122

(1)	In accordance with the Amended and Restated 2004 Equity Incentive Plan (the 2004 Plan) and the 2018 Plan, the per share exercise price for the stock options and the exercise price for the SARs was not less than the fair market value of the shares of Tredegar common stock on the date of the applicable grant of the option or SAR, as determined by the closing price as reported on the NYSE on that date.

(2)	The stock options and SARs became exercisable on March 20, 2023.

(3)	The shares of restricted common stock vested on March 17, 2023.

(4)	The shares of restricted common stock will vest on March 19, 2024.

(5)	The shares of restricted common stock will vest on May 4, 2025.

(6)	The shares of restricted common stock will vest on March 14, 2025.

(7)	Cash settled performance units for Messrs. Steitz and Edwards have an additional 3-year rTSR adjustment on top of a 2-year cumulative EBITDA achievement, payable in 2025 with a potential $0 payout at Threshold if the Company’s TSR is less than the 25th percentile of the comparator group.

Option Exercises and Stock Vested

The following table presents information concerning the exercise of stock options and vesting of stock (including restricted stock and performance units) for our NEOs during the fiscal year ended December 31, 2022.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting

	(#)	($)	(#)	($)
John M. Steitz	-0-	-0-	27,306	351,428
D. Andrew Edwards	-0-	-0-	8,514	109,575
Kevin C. Donnelly	-0-	-0-	2,028	26,100

Pension Benefits

The following table presents information as of December 31, 2022, concerning each of our defined benefit plans that provide for payments or other benefits to our NEOs at, following or in connection with retirement. Messrs. Steitz and Donnelly are not eligible to participate in the Pension Plan.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit (1)	Payments During Last Fiscal Year
		(#)	($)	($)
D. Andrew Edwards	Pension Plan	17	666,746	-0-

(1)	For purposes of computing the actuarial present value of the accrued benefit payable to the NEOs, we have used the following assumptions:

	12/31/20	12/31/21	12/31/22
Discount Rate	2.57% (Pension Plan) 2.22% (Restoration Plan)	2.90% (Pension Plan) 2.64% (Restoration Plan)	3.79% (Pension Plan) 5.09% (Restoration Plan)
Mortality Table	Pri-2012 Fully Generational Retiree Mortality Table, projected using Scale MP-2020	Pri-2012 Fully Generational Retiree Mortality Table, projected using Scale MP-2020	Pri-2012 Fully Generational Retiree Mortality Table, projected using Scale MP-2021
Retirement Age	Age 60, or current age, if older
Preretirement Decrements	None
Payment Option	Single life annuity with five years of benefits guaranteed

Pension Plan

The Pension Plan is a defined benefit pension plan applicable generally to salaried, full-time employees who are not covered by a collective bargaining agreement. Of our NEOs, only Mr. Edwards participates in the Pension Plan.

The Pension Plan assumes a normal retirement age of 65 and does not impose a vested service requirement as a condition to paying benefits to a participant who retires upon reaching that age. In most other cases involving a separation of service from Tredegar before age 65, a participant must have accrued at least five years of pension vesting service, as defined in the Pension Plan, in order to be entitled to receive any benefits under the Pension Plan. The Pension Plan, however, allows participants who reach the age of 55 and have accrued at least ten years of pension vesting service to elect early retirement. As of December 31, 2022, Mr. Edwards had accrued 25 years of pension vesting service years under the Pension Plan for his service through December 31, 2022.

A participant who retires at age 65 or later, with certain exceptions, is entitled to a monthly benefit paid as a single life annuity with five years of guaranteed payments. The monthly payment equals one-twelfth of the sum of: (i) 1.1% of his final average pay (which is calculated and frozen as of December 31, 2007 and determined by averaging the participant’s base salary plus 50% of incentive bonuses for his three consecutive highest paid years in the ten-year period preceding January 1, 2008) multiplied by the number of years of pension benefit service he has accrued; and (ii) 0.4% of his final average pay in excess of the participant’s 2007 social security covered compensation, multiplied by his years of pension benefit service.

For a participant who retires prior to age 65, the amount of his retirement benefit is reduced by 7/12 of 1% for each calendar month, up to a maximum of 60 months, if the benefit is started prior to age 60.

In accordance with the provision in the Pension Plan allowing us to amend, modify or terminate it at any time, effective January 1, 2007, we closed the Pension Plan to new participants and froze the pay and covered compensation used to compute benefits for existing participants as of December 31, 2007. Effective February 28, 2014, service accrual for all participants in the Pension Plan was frozen (other than participants who are part of a collective bargaining agreement, whose service accrual was frozen upon the execution of a new collective bargaining agreement, resulting in all service accruals being frozen effective January 31, 2018).

On February 8, 2022, the Board adopted a resolution to terminate and settle the Pension Plan. The termination and settlement process, which preserves retirement benefits due to participants but changes the ultimate payor of such benefits, is expected to take up to 24 months to complete, subject to receipt of customary regulatory approvals.

Nonqualified Deferred Compensation

The following table presents information concerning the Savings Plan Benefit Restoration Plan for Employees of Tredegar Corporation (SPBR Plan), which is a defined contribution plan that provides for the deferral of compensation of our NEOs on a basis that is not tax qualified.

Name	Registrant Contributions in Last FY(1)	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(2)
	($)	($)	($)	($)
John M. Steitz	31,618	-5,120	-0-	73,395
D. Andrew Edwards	16,042	-6,255	-0-	72,277
Kevin C. Donnelly	7,652	-2,606	-0-	30,451

(1)	These amounts represent the sum of the amounts included in Note (5) to the Summary Compensation Table beginning on page 36 of this proxy statement under the columns “Matching Contributions under the Savings Plan Benefit Restoration Plan” and “Dividends on Shares in the Savings Plan Benefit Restoration Plan.”

(2)	These amounts include the following amounts that were previously reported as compensation in the Summary Compensation Table:

Name	Matching Contributions under the Savings Plan Benefit Restoration Plan($)	Dividends on Shares in the Savings Plan Benefit Restoration Plan($)	Total($)
John M. Steitz	29,497	2,121	31,618
D. Andrew Edwards	13,274	2,768	16,042
Kevin C. Donnelly	6,552	1,100	7,652

SPBR Plan

Because of Internal Revenue Code limitations on the matching contributions we are entitled to make on behalf of highly compensated employees to Tredegar’s 401(k) Plan, we adopted the SPBR Plan under which we credit the matching contribution we would have been able to make to the 401(k) Plan, but for the Internal Revenue Code limitations, to an account representing the employee’s interest in the SPBR Plan for each payroll period. Every employee who qualifies as “highly-compensated” under the Internal Revenue Code becomes a member of the SPBR Plan as of the date his or her contributions to the 401(k) Plan are limited by IRS regulations.

Our contributions to the SPBR Plan are converted to phantom shares of Tredegar common stock based on the fair market value at the end of the month in which the contributions are credited. Contributions to the SPBR Plan either match those that could not be made to the 401(k) Plan because of Internal Revenue Code limitations or are dividends on shares of stock already credited to the participant.

The value of an account at any given time is based upon the fair market value of Tredegar common stock. The fair market value of Tredegar common stock was $10.22 on December 31, 2022. We reserve the right to terminate or amend the SPBR Plan at any time.

A participant in the SPBR Plan becomes 100% vested in his or her benefit under the Plan if he or she works at least one hour on or after January 1, 2008.

Retirement. If an NEO retires from Tredegar, he will be entitled to receive the total value of his interest in the SPBR Plan as of the last business day of the month in which his benefit under the 401(k) Plan is distributed, subject to Internal Revenue Code Section 409A.

Termination. If the NEO’s employment with us ends due to termination, he will be entitled to receive the value of his vested benefit in the SPBR Plan as of the last business day of the month in which he receives his vested benefit under the 401(k) Plan, subject to Internal Revenue Code Section 409A.

Disability. If the NEO separates from service due to a disability, he will be entitled to receive the total value of his interest in the SPBR Plan as of the last business day of the month in which his benefit under the 401(k) Plan is distributed, subject to Internal Revenue Code Section 409A.

Death. If the NEO dies while employed by us, his beneficiary will be entitled to receive the total value of his interest in the SPBR Plan as of the last business day of the month in which the NEO’s benefit under the 401(k) Plan is distributed, subject to Internal Revenue Code Section 409A.

The table included below provides information with respect to the benefits we would have had to pay to our NEOs assuming any of the events described above had occurred on December 31, 2022.

Name	Payment on Retirement($)(1)	Payment on Termination($)(1)	Payment on Death or Disability($)(1)
John M. Steitz	73,395	73,395	73,395
D. Andrew Edwards	72,277	72,277	72,277
Kevin C. Donnelly	30,451	30,451	30,451

(1)	Under the terms of the SPBR Plan, if any of these events occurred on December 31, 2022, the earliest payment date would be January 30, 2023, and the amount payable would be based on the closing price of Tredegar common stock on January 30, 2023, the date of payment. In addition, the SPBR Plan provides that payment for a portion of the shares of Tredegar common stock held in a participant’s account would be withheld for six months and the payment would be based on the closing price of Tredegar common stock on the date of payment. The amounts set forth above assume that the total payment was made on December 31, 2022, based on the closing price of Tredegar common stock on December 30, 2022, which was $10.22.

Other Potential Payments Upon Termination or a Change in Control

Equity Incentive Plans

Grants under the Amended and Restated 2004 Equity Incentive Plan and the Amended and Restated 2018 Equity Incentive Plan. Under the 2004 Plan and the 2018 Plan, performance units, shares of restricted Tredegar common stock, stock options and SARs granted vest immediately upon the NEO’s death, termination of employment due to disability, a change of control of Tredegar, or retirement (except in the case of the performance units and provided that the NEO has reached 65 years of age). The 2004 Plan and the 2018 Plan generally provide that a change in control occurs if (1) a person (or a group of persons) becomes the owner of 50% or more of our voting securities, (2) there is a substantial change in the composition of the Board, (3) there is a business combination in which our shareholders own 80% or less of the surviving entity or (4) our shareholders approve a liquidation or dissolution of Tredegar or the sale of all or substantially all of Tredegar’s assets.

The table included below assumes the NEO’s death, termination of employment due to disability or a change of control of Tredegar occurred on December 31, 2022 and provides the value that our NEOs would have realized from the equity awards held as of December 31, 2022, based on the closing price of Tredegar common stock on December 30, 2022, which was $10.22.

Name	Equity Awards (#)	Exercise Price ($/Sh)	Value upon Change of Control ($)
John M. Steitz	83,652	-	854,923
	366,165	14.62	-
	32,725	-	334,450
	427,275	10.75	-
	35,909	15.25	-
	21,679	15.25	-
	263,914	16.37	-
	32,870	-	335,931
			1,525,304
D. Andrew Edwards	53,065	11.67	-
	22,110	11.67	-
	46,074	14.43	-
	50,744	13.78	-
	9,223	-	94,259
	23,470	-	239,863
	114,355	10.75	-
	8,759	-	89,517
	9,611	15.25	-
	3,113	15.25	-
	2,261	15.25	-
	861	15.25	-
	2,066	15.25	-
	74,049	16.37	-
			423,639
Kevin C. Donnelly	2,900	19.64	-
	1,760	17.29	-
	17,812	-	182,039
	45,727	-	467,330
	3,783	-	38,662
	5,489	10.75	-
	662	15.25	-
	461	15.25	-
	1,043	15.25	-
	50,859	16.37	-
			688,031

CEO PAY RATIO DISCLOSURE

Pursuant to Item 402(u) of Regulation S-K, we are required to provide the following information with respect to fiscal year 2022:

●	The annual total compensation of the individual identified as the median compensated employee of Tredegar (other than Mr. Steitz, our CEO) was $55,328; and

●	The annual total compensation of Mr. Steitz, our CEO, was $3,465,784.

Based on this information, the ratio of the annual total compensation of our CEO to our median compensated employee is 63 to 1.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

We employed the following methodology, material assumptions, adjustments and estimates to identify the median compensated employee and determine such employee’s annual total compensation:

●	Employee Population Measurement Date: We used December 31, 2022, as the date to determine our employee population.

●	Compensation Time Period: We measured compensation for the above employees using the 12-month period ended December 31, 2022.

●	Consistently Applied Compensation Measure: To identify our median compensated employee (other than our CEO), we used employee salaries and overtime. Compensation for full-time employees hired during fiscal year 2022 was annualized. For purposes of this disclosure, salaries and overtime for employees located outside the United States were converted from local currency to U.S. dollars using the rate of exchange used in our 2022 Strategic Plan for that location.

●	Determining Median Compensated Employee’s Pay for CEO Ratio: With respect to our median compensated employee, we then identified and calculated the elements of such employee’s compensation for fiscal year 2022 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K (which are the same requirements we use to calculate our CEO’s annual total compensation), resulting in annual total compensation of $55,328.

●	Determining CEO’s Pay for CEO Ratio: With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of the Summary Compensation Table included in this proxy statement.

PAY VERSUS PERFORMANCE DISCLOSURE

In accordance with the SEC rules adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding “compensation actually paid” (“CAP”) to our CEO and our other two NEOs and certain company performance measures for the fiscal years listed below. You should refer to our CD&A for a complete description of how executive compensation relates to company performance and how the Executive Compensation Committee makes its decisions.

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for CEO	Compensation Actually Paid to CEO(1)(2)	Average Summary Compensation Table Total for Non-CEO NEOs(3)	Average Compensation Actually Paid to Non-CEO NEOs(1)(2)(3)	Tredegar Corporation	S&P SmallCap 600 Index	Net Income (in millions)	Consolidated Adjusted EBITDA (in millions)(4)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

2022	$3,465,784	$3,066,262	$1,172,140	$834,135	$71.95	$113.35	$29.0	$90.6

2021	$3,673,092	$839,896	$1,698,752	$1,170,165	$79.58	$137.26	$57.8	$98.4

2020	$5,031,163	$5,183,267	$2,098,857	$1,563,219	$108.64	$109.57	($75.4)	$116.1

(1)	Deductions from, and additions to, the Summary Compensation Table total compensation by year to calculate Compensation Actually Paid include:

	2022		2021		2020
	John Steitz	Average Non-CEO NEOs	John Steitz	Average Non-CEO NEOs	John Steitz	Average Non-CEO NEOs
Total Compensation from Summary Compensation Table	$3,465,784	$1,172,140	$3,673,092	$1,698,752	$5,031,163	$2,098,857
Adjustments for Pension
Adjustment for Summary Compensation Table Pension	$0	$0	$0	$0	$0	($25,777)
Amount added for current year service cost	$0	$0	$0	$0	$0	$0
Amount added for prior service cost impacting current year	$0	$0	$0	$0	$0	$0
Total Adjustments for Pension	$0	$0	$0	$0	$0	$(25,777)
Adjustments for Equity Awards
Adjustment for grant date values in the Summary Compensation Table	$(2,184,154)	$(524,420)	$(1,972,154)	$(792,553)	$(2,623,883)	$(844,157)
Year-end fair value of unvested awards granted in the current year	$1,709,847	$330,883	$1,072,939	$486,718	$3,860,205	$921,452
Year-over-year difference of year-end fair values for unvested awards granted in prior years	$(412,010)	$(126,657)	$(1,937,859)	$(242,966)	$(1,084,219)	$(280,837)
Fair values at vest date for awards granted and vested in current year	$0	$0	$0	$0	$0	$13,996
Difference in fair values between prior year-end fair values and vest date fair values for awards granted in prior years	$486,795	$(17,810)	$3,878	$20,213	$0	$(320,317)
Forfeitures during current year equal to prior year-end fair value	$0	$0	$0	$0	$0	$0
Dividends or dividend equivalents not otherwise included in the total compensation	$0	$0	$0	$0	$0	$0
Total Adjustments for Equity Awards	$(399,522)	$(338,005)	$(2,833,196)	$(528,587)	$152,104	$(509,862)

Compensation Actually Paid (as calculated)	$3,066,262	$834,135	$839,896	$1,170,165	$5,183,267	$1,563,219

(2) Equity valuation assumptions for calculating Compensation Actually Paid are not materially different from grant date valuation assumptions used in calculating amounts in the Summary Compensation Table.

(3) Non-CEO NEOs reflect the average Summary Compensation Table total compensation and average Compensation Actually Paid for the following executives by year:

2022: D. Andrew Edwards, Kevin Donnelly

2021: D. Andrew Edwards, Kevin Donnelly

2020: D. Andrew Edwards, Michael Schewel

(4) Consolidated Adjusted EBITDA from ongoing operations is a non-GAAP financial measure. Consolidated Adjusted EBITDA excludes unusual items and losses associated with plant shutdowns, asset impairments, restructurings, gains and losses from the sale of assets, investment write-downs and write-ups, gains and losses from non-manufacturing operations, stock option charges under ASC Topic 718, pension income or expense for the Pension Plan, discontinued operations and other items that may be recognized or accrued under GAAP.

Pay Versus Performance: Graphical Description

The illustrations below provide a graphical description of CAP and the following measures:
●	the Company’s cumulative TSR and the Peer Group’s cumulative TSR;

●	the Company’s Net Income; and

●	the Company Selected Measure, which for Tredegar is Consolidated Adjusted EBITDA.

CAP and Cumulative TSR / Cumulative TSR of the Peer Group

CEO and Avg. Non-CEO CAP v. Tredegar and Peer Group TSR
$6,000
$5,000
$4,000
$3,000
$2,000
$1,000
$-
Compensation ($000s)
$150.00
$140.00
$130.00
$120.00
$110.00
$100.00
$90.00
$80.00
$70.00
$60.00
Total Shareholder Return on $100 Invested at Beginning of Period
2020
2021
2022
CEO CAP
Average NEO CAP
Tredegar TSR
S&P SmallCap 600 Index

CAP and Company Net Income

CAP and Consolidated Adjusted EBITDA

CEO and Avg. Non-CEO NEO CAP v. Consolidated Adjusted EBITDA
Compensation ($000s)
$6,000
$5,000
$4,000
$3,000
$2,000
$1,000
$0
EBITDA ($ Mil.)
$120.00
$115.00
$110.00
$105.00
$100.00
$95.00
$90.00
$85.00
$80.00
$75.00
$70.00
2020
2021
2022
CEO CAP
Average NEO CAP
Adj. EBITDA ($Mil.)

Tabular List of Financial Performance Measures

In our assessment, the most important financial performance measures used to link CAP (as calculated in accordance with the SEC rules), to our NEOs in 2022 to our performance were:
●	Consolidated Adjusted EBITDA;

●	Relative Total Shareholder Return (rTSR); and

●	Stock price.

PROPOSAL 2: NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing shareholders with the opportunity to cast a non-binding advisory vote on the compensation of our NEOs. This non-binding advisory vote, which is commonly referred to as a “say-on-pay” vote, provides shareholders with the opportunity to express their views on the compensation paid by Tredegar to our NEOs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs as described in “Compensation Discussion and Analysis” beginning on page 23 of this proxy statement, the accompanying compensation tables and the related narrative disclosure.

As described in detail in our “Compensation Discussion and Analysis” beginning on page 23 of this proxy statement, our compensation programs are designed so that our executives are incentivized to achieve specific company performance goals and personal objectives that will build shareholder value over the long term without encouraging undue or unreasonable risk taking. Our Executive Compensation Committee reviews our executive compensation programs annually to ensure they align executive compensation with the interests of our shareholders.

The Board recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the compensation of Tredegar’s named executive officers as disclosed in the Proxy Statement for the 2023 Annual Meeting of Shareholders pursuant to the rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure is hereby approved.”

Although this vote is advisory and is not binding, the Board and our Executive Compensation Committee, which is comprised solely of independent directors, expect to take into account the outcome of the vote when considering future executive compensation decisions.

Vote Required and Voting Recommendation

This proposal will be approved if the votes cast “FOR” exceed the votes cast “AGAINST.” Abstentions and broker non-votes will have no effect on the outcome.

The Board recommends that you vote “FOR” this proposal.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information with respect to the 2018 Plan under which securities are authorized for issuance as of December 31, 2022.

	Column (a)	Column (b)	Column (c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights*	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans, Excluding Securities
Equity compensation plans approved by security holders	3,108,741	$13.82	681,479
Equity compensation plans not approved by security holders	—	—	—
Total	3,108,741	$13.82	681,479

*	Includes performance stock units that give the holder the right to receive shares of Tredegar common stock upon the satisfaction of certain performance criteria.

REMEDIATION PLAN AND EFFORTS TO ADDRESS THE PREVIOUSLY IDENTIFIED MATERIAL WEAKNESSES

Since 2019, we have worked diligently and devoted significant resources and capital to remediate the material weaknesses in our internal control over financial reporting that we first disclosed in November 2018. Our execution of the original remediation plan in 2020 was impacted by COVID-19-related limitations on travel, meetings, on-site work and close collaboration. In addition, we experienced significant turnover in positions relevant to our internal control over financial reporting during 2021 and 2022. This turnover adversely impacted the effectiveness of prior training programs and our ability to implement control activities that operated for a sufficient period of time to allow management, through testing, to conclude that the control activities were operating effectively during 2022.

Notwithstanding these headwinds, as of December 31, 2022, we completed our original remediation plan, including the implementation of the new and revised controls that have significantly improved our internal control over financial reporting. Specifically, we have accomplished the following actions:

●	Developed new and revised existing process narratives and identified risks of material misstatement inherent to those processes, including risks arising from inappropriate segregation of duties and fraud risks;

●	Migrated certain components of a legacy information technology system onto a common information technology environment;

●	Developed new controls and revised the design of existing controls for a significant number of relevant key controls to mitigate identified risks, inclusive of general information technology controls and entity-level controls;

●	Implemented new and revised controls pertaining to business level processes and information technology environments;

●	Conducted initial organization-wide training and various targeted training sessions with all control owners;

●	Implemented a software solution to assist in monitoring and documenting compliance with the Sarbanes Oxley Act of 2002 (“SOX”);

●	Increased resources in our internal audit function and created and staffed a controls compliance group charged with monitoring and facilitating compliance with our responsibilities under SOX; and

●	Continued to added accounting personnel and segregated duties amongst the accounting personnel.

While we have made significant progress, including the remediation of a significant number of process-level control deficiencies throughout our financial reporting processes the results of our testing of the design, implementation and operating effectiveness of our controls identified that, as of December 31, 2022, we continued to have material weaknesses in our internal control over financial reporting; however, these material weaknesses were limited to certain discrete items within the previously identified material weaknesses.

We are in the process of making further changes in our internal control over financial reporting to fully remediate these remaining material weaknesses as described in Item 9A “Controls and Procedures” beginning on page 35 of the 2022 Form 10-K (Item 9A). However, these material weaknesses cannot be considered remediated until the applicable controls have operated for a sufficient period of time and management has concluded, through testing, that these controls are operating effectively.

The material weaknesses discussed in Item 9A did not result in material misstatements of our financial statements as of and for the years ended December 31, 2022, 2021 and 2020 or in the intervening interim periods during those respective years.

Our Audit Committee members have exercised, and continue to exercise, oversight of our remediation project.  Given the importance and breadth of this effort to improve our internal control over financial reporting, our Audit Committee receives feedback and weekly progress updates directly from our external consultant, an internationally recognized accounting firm, as well as management’s steering committee, which was established to maintain direct oversight over the remediation project by key stakeholders within Tredegar. Since the first quarter of 2019 and through the end of 2022, we have incurred approximately $7.6 million for assistance with our remediation efforts. This figure does not include the significant number of hours spent by our Audit Committee, management and employees. We continue to monitor the impact of employee turnover and other external factors on our remediation plan and our assessment of our internal control over financial reporting.

REPORT OF THE AUDIT COMMITTEE

Our Audit Committee assists the Board in fulfilling its oversight responsibilities relating to the accounting, reporting and financial practices of Tredegar by monitoring the quality and integrity of the financial statements, the financial reporting processes and the systems of internal accounting and financial controls of Tredegar. Our Audit Committee operates under a written charter that has been adopted by Tredegar’s Board and is available on Tredegar’s website (www.tredegar.com) by selecting “Corporate Governance” under “Investors.” Management is responsible for the preparation of Tredegar’s financial statements, for establishing and maintaining an adequate system of internal control over financial reporting, and for assessing the effectiveness of Tredegar’s internal control over financial reporting. KPMG, Tredegar’s independent registered public accounting firm, is responsible for performing an independent audit of those financial statements and Tredegar’s internal control over financial reporting. KPMG has acted as Tredegar’s independent registered public accounting firm since 2018.

Our Audit Committee has met and held discussions with management and KPMG regarding Tredegar’s audited 2022 consolidated financial statements. Management represented to our Audit Committee that Tredegar’s consolidated financial statements were prepared in accordance with GAAP, in all material respects, and our Audit Committee has reviewed and discussed the consolidated financial statements with management and KPMG. Our Audit Committee refers shareholders to the Remediation Plan and Efforts to Address the Previously Identified Material Weaknesses section on page 52 herein regarding matters related to material weaknesses in Tredegar’s internal control over financial reporting and our remediation plan described therein, which our Audit Committee continues to monitor.

Our Audit Committee has discussed with KPMG the matters required to be discussed under the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC. In addition, our Audit Committee has received the written disclosures and the letter from KPMG relating to the independence of that firm as required by the applicable requirements of the PCAOB and has discussed with KPMG that firm’s independence with respect to Tredegar.

In reliance upon our Audit Committee’s discussions with management and KPMG and our Audit Committee’s review of the representations of management and the report of KPMG to our Audit Committee, our Audit Committee recommended that the Board include the audited consolidated financial statements in Tredegar’s Annual Report on Form 10-K for the year ended December 31, 2022 to be filed with the SEC.

Audit Committee:

Thomas G. Snead, Jr., Chairman

Gregory A. Pratt

Carl E. Tack, III

Anne G. Waleski

AUDIT AND NON-AUDIT FEES

The following table presents the fees billed for professional services rendered by KPMG for the audits of our consolidated financial statements for the years ended December 31, 2022 and 2021, and other services rendered by KPMG during this period.

	2021	2022

Audit Fees	$2,885,000	$3,960,000
Tax Fees	$117,254	$122,256
Total Fees	$3,002,254	$4,082,256

Audit Fees include fees billed for services performed to comply with the standards of the PCAOB, including the recurring audit of our consolidated financial statements and of our internal control over financial reporting. This category also includes fees for audits provided in connection with statutory filings or services that generally only the principal auditor reasonably can provide and assistance with and review of documents filed with the SEC.

Tax Fees primarily include fees associated with tax audits, tax compliance and tax consulting, as well as domestic and international tax planning and assistance.

Our Audit Committee has concluded that the provision of the non-audit services listed above as “Tax Fees” is compatible with maintaining the auditor’s independence.

Our Audit Committee has adopted written procedures for pre-approving certain audit and permissible non-audit services provided by our independent registered public accounting firm. These procedures include reviewing a budget for audit and permissible non-audit services. The budget includes a description of, and a budgeted amount for, particular categories of audit and permissible non-audit services that are recurring in nature and therefore anticipated at the time the budget is submitted. Audit Committee approval is required to exceed the budget amount for a particular category of audit and permissible non-audit services and to engage the independent registered public accounting firm for any audit and permissible non-audit services not included in the budget. For both types of pre-approval, our Audit Committee considers whether such services are consistent with the SEC rules on auditor independence. Our Audit Committee may delegate pre-approval authority to the Chair of our Audit Committee. Our Audit Committee periodically monitors the services rendered and actual fees paid to the independent registered public accounting firm to ensure that such services are within the parameters approved by our Audit Committee.

PROPOSAL 3: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2023 and has further directed that management submit such appointment of KPMG for ratification by the shareholders at the annual meeting. We expect representatives of KPMG to participate in the virtual annual meeting, and they will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Shareholder ratification of our Audit Committee’s appointment of KPMG as our independent registered public accounting firm is not required by our Bylaws or otherwise. If our shareholders fail to ratify the appointment, our Audit Committee will take such failure into consideration in future years. If our shareholders ratify the appointment, our Audit Committee, in its discretion, may still direct the appointment of a different independent registered public accounting firm at any time during the year if it is determined that such a change would be in the best interests of Tredegar.

Vote Required and Board Recommendation

The selection of the independent registered public accounting firm will be ratified if the votes cast “FOR” exceed the votes cast “AGAINST.” Abstentions and broker non-votes will have no effect on the outcome.

The Board recommends that you vote “FOR” this proposal.

DIRECTOR NOMINATING PROCESS AND SHAREHOLDER PROPOSALS

Nominating and Governance Committee Process for Identifying and Evaluating Director Candidates

Our Nominating and Governance Committee evaluates all director candidates in accordance with the director qualification standards described in our Governance Guidelines, which require that a majority of the Board must be independent directors under the general independence standards of the NYSE listing standards and under our Governance Guidelines. Our Nominating and Governance Committee evaluates all candidates’ qualifications to serve as members of the Board based on the skills and characteristics of individual Board members as well as the composition of the Board as a whole. In addition, our Nominating and Governance Committee will evaluate a candidate’s independence, diversity, age, skills and experience in the context of the Board’s needs. Our Nominating and Governance Committee does not assign specific weights to particular criteria and no particular criteria are necessarily applicable to all prospective nominees and directors other than having the highest standards of business and professional conduct.

Although we have no formal policy on diversity, we believe the Board should exhibit diversity of backgrounds and expertise. Our Nominating and Governance Committee considers diversity in the context of the Board as a whole and takes into account the personal characteristics (e.g., age, gender, skill, etc.) and experience (e.g., industry, professional, public service, etc.) of current and prospective directors to facilitate Board deliberations that reflect a broad range of perspectives. Our Nominating and Governance Committee believes that, as a group, the current directors and nominees bring a diverse range of perspectives to the Board’s deliberations.

Director Candidate Recommendations and Nominations by Shareholders

Our Nominating and Governance Committee’s Charter provides that our Nominating and Governance Committee will consider director candidate recommendations by our shareholders. Shareholders should submit any such recommendations to our Nominating and Governance Committee through one of the methods described under “Voting Information  – How do I communicate with the Board of Directors?” on page 6 of this proxy statement. There are no differences in the manner in which our Nominating and Governance Committee evaluates director candidates based on whether shareholders recommend the candidates.

In addition to candidate recommendations, any shareholder of record entitled to vote for the election of directors at the applicable meeting of shareholders may nominate persons for election to the Board so long as that shareholder complies with the requirements set forth in the applicable provisions of our amended and restated Bylaws (Bylaws) and summarized in “Shareholders’ Proposals” below.

Our Nominating and Governance Committee did not receive any recommendations of director candidates from any shareholder or group of shareholders during 2022, nor were there any shareholder nominations of any person for election as a director.

Shareholders’ Proposals

The regulations of the SEC require any shareholder wishing to include in our proxy statement a proposal under Rule 14a-8 of the Exchange Act to be acted upon at the 2024 annual meeting of shareholders ensure that the proposal is received by Tredegar at our principal office in North Chesterfield, Virginia, no later than November 24, 2023.

Article I, Section 10 of our Bylaws also requires any shareholder wishing to make a proposal to be acted on at an annual meeting (but not included in our proxy statement pursuant to Rule 14a-8 of the Exchange Act) must give written notice to our Corporate Secretary not later than 120 days before the anniversary date of Tredegar’s annual meeting in the immediately preceding year (January 5, 2024). The notice must contain the information required by our Bylaws.

In addition, Article II, Section 5 of our Bylaws allows any shareholder entitled to vote in the election of directors generally to nominate one or more persons for election as director(s) at a meeting only if written notice of such shareholder’s intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to our Corporate Secretary not later than:

●	120 days before the anniversary date of Tredegar’s annual meeting in the immediately preceding year; or

●	with respect to an election of directors to be held at a special meeting of shareholders, the close of business on the seventh day following the date on which notice of a special meeting of shareholders is first given to shareholders.

Each notice must set forth information required by our Bylaws as to the shareholder giving the notice and the person whom the shareholder proposes to nominate for election as a director. In addition to satisfying the requirements under our Bylaws, to comply with universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than Tredegar’s nominees must provide notice that sets forth the information required by the Rule 14a-19 under the Exchange Act (including a statement that such shareholder intends to solicit the holders of shares representing at least 67% of the voting power of Tredegar’s shares entitled to vote on the election of directors in support of director nominees other than Tredegar’s nominees).

Because the 2023 annual meeting is being held on May 4, 2023, our Corporate Secretary must receive notice of a shareholder proposal or director nomination for the 2024 annual meeting no later than the close of business on January 5, 2024. These requirements are separate from the requirements of the SEC that a shareholder must meet to have a proposal included in our proxy statement pursuant to Rule 14a-8 of the Exchange Act.

Our Bylaws are available on our website at www.tredegar.com and on the SEC’s website at www.sec.gov. We will also furnish any shareholder a copy of our Bylaws without charge upon written request to our Corporate Secretary. See “Voting Information ‒ How do I communicate with the Board of Directors?” on page 6 of this proxy statement.

BENEFICIAL OWNERS

Institutions that hold shares in street name for two or more beneficial owners with the same address are permitted to deliver a single proxy statement and annual report to that address. Any such beneficial owner may request a separate copy of this proxy statement or the 2022 Form 10-K by contacting our Corporate Secretary in writing at 1100 Boulders Parkway, North Chesterfield, Virginia, 23225 or by telephone at 1-855-330-1001. Beneficial owners with the same address who receive more than one proxy statement and 2022 Form 10-K may request delivery of a single proxy statement and 2022 Form 10-K by contacting our Corporate Secretary as provided in the preceding sentence. Such beneficial owners will continue to receive separate proxy cards, voting instruction forms or notice of Internet availability, as applicable, which will allow each individual to vote independently.

OTHER MATTERS

The Board is not aware of any matters to be presented for action at the annual meeting of shareholders other than as described in this proxy statement. However, if any other matters are properly raised at the annual meeting or in any adjournment of the annual meeting, the person or persons voting the proxies will vote them in accordance with their best judgment.

By Order of the Board of Directors

Kevin C. Donnelly
Vice President, General Counsel and Secretary

TREDEGAR CORPORATION

Annual Meeting of Shareholders
May 4, 2023 at 9:00 AM EDT
This Proxy is solicited on behalf of the Board of Directors of Tredegar Corporation

The shareholder(s) hereby appoint(s) Frasier W. Brickhouse, II, Kevin C. Donnelly and D. Andrew Edwards, and each of them, as proxies, each with power of substitution, and hereby authorize(s) each of them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Tredegar Corporation that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM EDT on May 4, 2023 and any adjournment or postponement thereof. The Annual Meeting will be held virtually. In order to attend the meeting, you must register at http://viewproxy.com/tredegar/2023 by 11:59 PM EDT on May 3, 2023. Further instructions on how to attend and vote at the Annual Meeting are contained in the Proxy Statement in the section titled “Instructions for the Virtual Annual Meeting”.

This Proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR all nominees in Proposal 1 and FOR Proposals 2 and 3.

IMPORTANT NOTICE TO PARTICIPANTS IN THE RETIREMENT SAVINGS PLAN

As a participant in the Tredegar Corporation Retirement Savings Plan you may instruct Fidelity Investments (the “Trustee”) how to vote your proportionate shares of Tredegar common stock held by the Trustee. If you wish to instruct the Trustee how to vote your shares, please vote your shares via one of the methods on the reverse side. Your vote must be received by April 29, 2023. **If no instructions are received by the Trustee, the Trustee will vote your Retirement Savings Plan shares FOR all nominees in Proposal 1 and FOR Proposals 2 and 3.**

CONTINUED AND TO BE MARKED, DATED AND SIGNED ON THE OTHER SIDE

PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.

The Notice and Proxy Statement, Form 10-K and Annual Report are available at http://www.viewproxy.com/tredegar/2023

Please mark your votes like this ☒

The Board of Directors recommends you vote FOR each of the following nominees for director:

1. Election of Directors

2. **Nominees:**

	FOR	AGAINST	ABSTAIN
01 George C. Freeman, III	☐	☐	☐
02 Kenneth R. Newsome	☐	☐	☐
03 Gregory A. Pratt	☐	☐	☐
04 Thomas G. Snead, Jr.	☐	☐	☐
05 John M. Steitz	☐	☐	☐
06 Carl E. Tack, III	☐	☐	☐
07 Anne G. Waleski	☐	☐	☐

DO NOT PRINT IN THIS AREA
(Stockholder Name & Address Data)

The Board of Directors recommends you vote FOR the following proposal:

	FOR	AGAINST	ABSTAIN
Non-Binding Advisory Vote to Approve Named Executive Officer Compensation	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

Date: ____________________

____
Signature

____
Signature (if held jointly)

NOTE: This proxy should be marked, dated and signed by each shareholder exactly as such shareholder's name appears hereon, and returned promptly in the enclosed envelope. When shares are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee or guardian please give full title as such. If the signatory is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signatory is a partnership, please sign in the partnership name by authorized person.

VIRTUAL CONTROL NUMBER

☐ Change of Address — Please print new address below

____

____

PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.

As a shareholder of Tredegar Corporation, you have the option of voting your shares electronically through the Internet or by telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 1:00 AM EDT on May 4, 2023.

As a registered holder, you may vote your shares at the Annual Meeting by first registering at http://www.viewproxy.com/tredegar/2023 using your Virtual Control Number below. Your registration must be received by 11:59 PM EDT on May 3, 2023. On the day of the meeting, you may log in to the meeting at http://www.viewproxy.com/tredegar/2023/vm using the password you received via email in your registration confirmation and following the instructions to vote your shares. Please have your Virtual Control Number with you during the meeting in order to vote. Further instructions on how to attend and vote at the Annual Meeting are contained in the Proxy Statement in the section titled "Instructions for the Virtual Annual Meeting".

VIRTUAL CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

Please have your 11-digit Virtual Control Number ready when voting by Internet or telephone

INTERNET

Vote Your Shares on the Internet: Go to www.viewproxy.com/tredegar/2023

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

TELEPHONE

Vote Your Shares by Phone: Call 1 (866) 804-9616

Use any touch-tone telephone to vote your shares. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL

Vote Your Proxy by Mail:

Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.